                                                                   Exhibit 2.1














                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           STRATEGIC DIAGNOSTICS INC.

                             AZUR ACQUISITION CORP.

                                       AND

                               AZUR ENVIRONMENTAL









                                 --------------

                             Dated as of May 4, 2001

                                 ---------------

                                TABLE OF CONTENTS

ARTICLE 1 THE MERGER  1

         1.1.     The Merger.....................................................................................1
         1.2.     Effective Time.................................................................................1
         1.3.     Closing of the Merger..........................................................................2
         1.4.     Effects of the Merger..........................................................................2
         1.5.     Articles of Incorporation and Bylaws...........................................................2
         1.6.     Directors and Officers.........................................................................2

ARTICLE 2 EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS..................................2

         2.1.     Conversion of Shares...........................................................................2
         2.2.     Stock Options..................................................................................3
         2.3.     Exchange Fund..................................................................................4
         2.4.     Exchange Procedures............................................................................4
         2.5.     Distributions with Respect to Unsurrendered Certificates.......................................5
         2.6.     No Further Ownership Rights in Company Common Stock............................................5
         2.7.     No Fractional Shares of Parent Preferred Stock.................................................5
         2.8.     Termination of Exchange Fund...................................................................6
         2.9.     No Liability...................................................................................6
         2.10.    Investment of the Exchange Fund................................................................6
         2.11.    Lost, Stolen or Destroyed Certificates.........................................................6
         2.12.    Reserved.......................................................................................7
         2.13.    Tax Consequences...............................................................................7
         2.14.    Stock Transfer Books...........................................................................7
         2.15.    Affiliates.....................................................................................7
         2.16.    Dissenting Shares..............................................................................7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................8

         3.1.     Due Organization...............................................................................8
         3.2.     Authorization and Effect of Agreement..........................................................8
         3.3.     No Violations; Consents and Approvals..........................................................9
         3.4.     Capitalization................................................................................10
         3.5.     Merger Consideration Shares...................................................................10
         3.6.     Parent SEC Filings and Financial Statements...................................................10
         3.7.     No Brokers or Finders.........................................................................11
         3.8.     Information Furnished.........................................................................11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................11

         4.1.     Capitalization; Ownership of Shares; No Liens on Shares.......................................11
         4.2.     Due Organization..............................................................................12
         4.3.     Subsidiaries..................................................................................12
         4.4.     Authority; Absence of Conflicts...............................................................13

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
         4.5.     Financial Statements; Absence of Undisclosed Liabilities......................................14
         4.6.     Absence of Undisclosed Liabilities............................................................15
         4.7.     Conduct of Business; Certain Actions..........................................................15
         4.8.     Real Property.................................................................................17
         4.9.     Tangible Personal Property....................................................................18
         4.10.    Accounts Receivable...........................................................................19
         4.11.    Accounts Payable..............................................................................19
         4.12.    Inventory.....................................................................................19
         4.13.    Backlog.......................................................................................20
         4.14.    Material and Affiliated Contracts.............................................................20
         4.15.    Compliance with Laws..........................................................................22
         4.16.    Legal Proceedings.............................................................................22
         4.17.    Ability to Conduct the Business...............................................................22
         4.18.    Labor Matters.................................................................................23
         4.19.    Employee Benefit Plans........................................................................24
         4.20.    Environmental Matters.........................................................................26
         4.21.    Warranties; Products Claims...................................................................28
         4.22.    Tax Matters...................................................................................28
         4.23.    Insurance.....................................................................................30
         4.24.    Minute Books; Stock Record Books..............................................................31
         4.25.    Brokers' or Finders' Fees.....................................................................31
         4.26.    Material Customers and Suppliers..............................................................31
         4.27.    Bank Accounts; Powers of Attorney.............................................................32
         4.28.    Books and Records.............................................................................32
         4.29.    Intellectual Property Rights..................................................................32
         4.30.    Sales Representatives and Other Sales Agents/Territory........................................33
         4.31.    List of Creditors.............................................................................33
         4.32.    Other Matters Regarding Subsidiary............................................................34
         4.33.    Information Furnished.........................................................................34

ARTICLE 5 COVENANTS RELATED TO CONDUCT OF BUSINESS..............................................................34

         5.1.     Inspection....................................................................................34
         5.2.     Financial Statements..........................................................................34
         5.3.     Interim Operations of the Company.  Except as set forth on Schedule 5.3:......................35

ARTICLE 6 ADDITIONAL AGREEMENTS.................................................................................38

         6.1.     Fairness Hearing and Permit...................................................................38
         6.2.     Company Shareholder Meeting...................................................................39
         6.3.     Compliance by the Company, Parent and Merger Sub..............................................40
         6.4.     Satisfaction of All Conditions Precedent......................................................40
         6.5.     Acquisition Proposals.........................................................................40
         6.6.     Notice of Developments........................................................................41
         6.7.     Public Announcements..........................................................................41
         6.8.     Notice of Breach..............................................................................41
         6.9.     Continuation of Insurance Coverage............................................................42
         6.10.    Maintenance of Credit Terms...................................................................42

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
         6.11.    Updating Schedules............................................................................42
         6.12.    Affiliate Letters.............................................................................42
         6.13.    Third Party Consents..........................................................................42
         6.14.    Commercially Reasonable Efforts and Certain Filings...........................................43
         6.15.    Confidentiality...............................................................................43
         6.16.    Antitakeover Statutes.........................................................................43
         6.17.    Determination of Working Capital..............................................................43
         6.18.    Filing of Reports Under the Exchange Act......................................................43
         6.19.    Distribution Agreement........................................................................44
         6.20.    Tax-Free Reorganization.......................................................................44
         6.21.    Subsidiary Income Tax Returns.................................................................44

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGER..............................................................44

         7.1.     Conditions to Each Party's Obligation to Effect the Merger....................................44
         7.2.     Conditions to the Obligations of Parent and Merger Sub........................................45
         7.3.     Conditions to Obligations of the Company......................................................47

ARTICLE 8 TERMINATION 48

         8.1.     Termination by Mutual Agreement...............................................................48
         8.2.     Termination by Either Parent or the Company...................................................48
         8.3.     Termination by the Company....................................................................49
         8.4.     Termination by Parent.........................................................................49
         8.5.     Effect of Termination and Abandonment.........................................................49
         8.6.     Amendment.....................................................................................49
         8.7.     Extension; Waiver.............................................................................50

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; HOLDBACK PROVISIONS................50

         9.1.     Survival of Representations, Warranties, Covenants and Agreements.............................50
         9.2.     Holdback Amount...............................................................................50
         9.3.     Shareholder Agent of the Shareholders; Power of Attorney......................................53
         9.4.     Third-Party Claims............................................................................54
         9.5.     Parent Indemnification Obligation.............................................................54

ARTICLE 10 MISCELLANEOUS........................................................................................55

         10.1.    Collateral Agreements.........................................................................55
         10.2.    Successors and Assigns........................................................................55
         10.3.    Expenses......................................................................................55
         10.4.    Severability..................................................................................55
         10.5.    Notices.......................................................................................56
         10.6.    Further Assurances............................................................................56
         10.7.    Specific Performance..........................................................................56
         10.8.    Governing Law.................................................................................57
         10.9.    Remedies Not Exclusive........................................................................57
         10.10.   Execution in Counterparts.....................................................................57
         10.11.   Titles and Headings...........................................................................57

         10.12.   Certain Interpretive Matters and Definitions..................................................57
         10.13.   Dispute Resolution; Arbitration...............................................................58
         10.14.   Disclosure of Terms...........................................................................59

                               TABLE OF SCHEDULES

Schedule 3.1       Directors and Officers of Parent and Merger Sub
Schedule 3.6       Parent SEC Filings and Financial Statements
Schedule 3.8       Information Furnished
Schedule 4.1       Capitalization; Ownership of Shares; No Liens on Shares
Schedule 4.3       Subsidiaries
Schedule 4.4(c)    Authority; Absence of Conflicts
Schedule 4.6       Absence of Undisclosed Liabilities
Schedule 4.7       Conduct of Business; Certain Action (since June 30, 2000)
Schedule 4.8       Real Property
Schedule 4.9       Tangible Personal Property
Schedule 4.10      Accounts Receivable
Schedule 4.12      Inventory
Schedule 4.13      Backlog
Schedule 4.14      Material and Affiliated Contracts
Schedule 4.15      Compliance with Laws
Schedule 4.16      Legal Proceedings
Schedule 4.18      Labor Matters
Schedule 4.19      Employee Benefits
Schedule 4.20      Environmental Matters
Schedule 4.21      Warranties; Product Claims
Schedule 4.22      Tax Matters
Schedule 4.23      Insurance
Schedule 4.26      Material Customers and Suppliers
Schedule 4.27      Bank Accounts; Powers of Attorney
Schedule 4.28 Location of Records, Data, Information, Databases, Systems and Controls other than Premises of Company of Subsidiary
Schedule 4.29      Intellectual Property Rights
Schedule 4.30      Sales Agents
Schedule 4.31      List of Creditors
Schedule 4.32      Other Matters regarding Subsidiary
Schedule 5.3       Interim Operations of the Company
Schedule 6.12      Affiliates
Schedule 9.2(b)    Indemnifiable Claims

                                TABLE OF EXHIBITS



Exhibit A          Agreement of Merger
Exhibit B          Certificate of Designation
Exhibit C          Affiliate Letter
Exhibit D          Employment Agreement
Exhibit E          Noncompetition Agreement

                              Table Of Definitions

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below. Such terms as well as any other terms defined elsewhere in this Agreement are equally applicable to both the singular and plural forms of the terms defined.

         "Accounts Receivable" is defined in Section 4.10.

         "Acquisition Proposal" is defined in Section 6.5(a).

         "Additional Securities and Property" is defined in Section 9.2(a).

         "Affiliate" is defined in Section 10.12.

         "Agreement" is defined in the first paragraph of this Agreement.

         "Agreement of Merger" is defined in Section 1.2.

         "Application" is defined in Section 6.1(a).

         "Bank Accounts" is defined in Section 4.27.

         "Benefit Plans" is defined in Section 4.19(a).

         "Blank Check Preferred Stock" is defined in Section 3.4.

         "California Documents" is defined in Section 6.1(b).

         "California Law" is defined in Section 1.1.

         "CERCLA" is defined in Section 4.20(d).

         "Certificates" is defined in Section 2.4.

         "Closing" is defined in Section 1.3.

         "Closing Date" is defined in Section 1.3.

         "Code" is defined in the Recitals.

         "Commissioner" is defined in Section 3.3.

         "Company" is defined in the first paragraph of this Agreement.

         "Company Common Stock" is defined in Section 2.1(b).

         "Company Consents" is defined in Section 6.13.

         "Company Material Adverse Effect" means any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, financial condition, or results of operations of the Company or its Subsidiary other than any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect on the economy generally or (b) on the ability of the Company or its Subsidiary to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

         "Company Option Plan" is defined in Section 2.2.

         "Company Options" is defined in Section 4.1.

         "Company Requisite Vote" is defined in Section 4.4(b).

         "Company Shareholder Meeting" is defined in Section 6.2.

         "Confidential Information" is defined in Section 6.5.

         "Confidentiality Agreement" is defined in Section 6.5.

         "Consulting Agreement" is defined in Section 7.2(m).

         "December Balance Sheet" is defined in Section 4.10.

         "December Financial Statements" is defined in Section 4.54.5(a).

         "Dissenting Shareholders" is defined in Section 2.16.

         "Dissenting Shares" is defined in Section 2.16.

         "Distribution Agreement" is defined in Section 6.19.

         "Dividends and Distributions" is defined in Section 9.2(a)

         "Effective Time" is defined in Section 1.2.

         "Employee" is defined in Section 4.7(b).

         "Employee Arrangements" is defined in Section 4.19(a).

         "Encumbrances" is defined in Section 4.8(b).

         "Environmental Costs and Liabilities" is defined in Section 4.20(d).

         "Environmental Law" is defined in Section 4.20(d).

         "Exchange Act" is defined in Section 3.3.

         "Exchange Agent" is defined in Section 2.3.

         "Exchange Fund" is defined in Section 2.3.

         "Exchange Ratio" is defined in Section 2.1(b).

         "Financial Statements" is defined in Section 4.5(a).

         "GAAP" is defined in Section 3.6.

         "Governmental Entity" is defined in Section 3.3.

         "Hanby Litigation" means that certain lawsuit styled as John Hanby and Hanby Environmental Laboratory Procedures, Incorporated v. Shell Oil Company, Shell Exploration and Development Company, Shell International Limited, Azur Environmental Limited and Chemetrics, Incorporated, Civil Action No. 1100CV-331 filed on May 17, 2000 in the United States District Court for the Easter District of Texas, Beaumont Division, together with any and all causes of action, counterclaims and cross-claims related thereto.

         "Hazardous Material" is defined in Section 4.20(d).

         "Hearing" is defined in Section 6.1(a).

         "Hearing Notice" is defined in Section 6.1(a).

         "Holdback Amount" is defined in Section 9.2(a).

         "Holdback Period" is defined in Section 9.2(c).

         "Holdback Shares" is defined in Section 9.2(a).

         "Holders" is defined in Section 2.3.

         "Indemnifiable Claims" is defined in Section 9.2(b).

         "Information Statement" is defined in Section 6.1(a).

         "Instrument" and "Instruments" are defined in Section 4.4(c).

         "Intellectual Property" means any and all copyrights, patents, trademarks, technology rights and licenses, logos, trade names, trade secrets, know-how, inventions, methods, techniques and other intellectual property of the Company or its Subsidiary that is used, in whole or in part, directly or indirectly, in the conduct of the Company's or its Subsidiary's business.

         "Key Employees" is defined in Section 4.7(b).

         "Knowledge" means with respect to any representation, warranty or statement of any party in the Agreement that is qualified by such party's "knowledge," (a) the actual knowledge of such party or of any director or officer of such party and (b) that knowledge which any director or officer of such party should have after such director or officer made all reasonable inquiries with respect to the matter to which such qualification applies. For purposes of this Agreement and without limitation to the foregoing, Dr. Donald
L. Isenberg shall be deemed to be an officer of the Company whose Knowledge is attributable to the Company.

         "Leased Real Property" is defined in Section 4.8(a).

         "Liens" is defined in Section 3.3.

         "Material Contracts" is defined in Section 4.14(b).

         "Material Customer" is defined in Section 4.26(a).

         "Material Supplier" is defined in Section 4.26(b).

         "Merger" is defined in Section 1.1.

         "Merger Consideration" is defined in Section 2.3.

         "Merger Sub" is defined in the first paragraph of this Agreement.

         "Most Recent Audited Balance Sheet" is defined in Section 4.6.

         "Most Recent Audited Financial Statements" is defined in Section
4.5(a).

         "Near Relatives" is defined in Section 4.14(b).

         "Noncompetition Agreement" is defined in Section 7.2(n).

         "NPL" is defined in Section 4.20(a).

         "Officer's Certificate" is defined in Section 9.2(e).

         "Owned Real Property" is defined in Section 4.8(a).

         "Parent" is defined in the first paragraph of this Agreement.

         "Parent Instrument" is defined in Section 3.3

         "Parent Losses" is defined in Section 9.2(e).

         "Parent Material Adverse Effect" means any credit, circumstances, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, financial condition, or results of Parent and its subsidiaries other than any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect on the economy generally or (b) on the ability of Parent or Merger Sub to perform on a timely basis any material obligation under the Agreement or to consummate the transactions contemplated hereby.

         "Parent Minimum Loss" is defined in Section 9.2(b).

         "Parent Preferred Stock" is defined in Section 2.1(b).

         "Parent SEC Filings" is defined in Section 3.6.

         "Permitted Liens" is defined in Section 4.8(b).

         "Person" is defined in Section 4.3.

         "RCRA" is defined in Section 4.20(d).

         "Real Property" is defined in Section 4.8(a).

         "Release" is defined in Section 4.20(d).

         "Sales Agent" is defined in Section 4.30.

         "Securities Act" is defined in Section 3.3.

         "Shareholder Agent" is defined in Section 9.3(a).

         "Shareholder Losses" is defined in Section 9.5.

         "Shareholder Minimum Losses" is defined in Section 9.5.

         "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique to the Company's business usage (e.g., purchase or service order processing, etc.) and all computer operating, security or programming software, that is owned by or licensed to the Company or any Subsidiary or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the business of the Company or its Subsidiary, and any and all documentation and object and source codes related thereto.

         "SONAS Technology" is a method for sensing nucleic acid hybridization based on changes in AC impedance on rare earth semi-conductor oxide electrode materials.

         "Subsidiary" is defined in Section 4.3.

         "Survival Expiration Date" is defined in Section 9.1.

         "Surviving Corporation" is defined in Section 1.1.

         "Tangible Personal Property" is defined in Section 4.9(a).

         "Tax" and "Taxes" are defined in Section 4.22(n).

         "Tax Returns" is defined in Section 4.22(n).

         "Termination Date" is defined in Section 8.2(a).

         "Termination Event" is defined in Section 8.2.

         "Third Party Claim" is defined in Section 9.4.

         "Working Capital" is defined in Section 6.18.

                                 SCHEDULE 9.2(b)

                              INDEMNIFIABLE CLAIMS



1. Any failure by the Company to timely file any Internal Revenue Service Form 5500's with the appropriate agencies, including without limitation, the United States of America Internal Revenue Service and the United States of America Department of Labor.

2. Any failure by the Company to timely file any necessary documents with the United States Bureau of Economic Analysis on account of ownership of Company Common Stock by residents of a jurisdiction other than the United States of America.

3. Any failure by the Company obtain appropriate or necessary permits for improvements made to the facilities at 2232 Rutherford Road, Carlsbad, California.

4. Any financial obligations incurred by the Company because of the Company's provision of a "comfort letter" as disclosed in Schedule 4.14(a)(v) in connection with the financial obligations of Subsidiary.

5. Any failure by the Company to timely file quarterly sales tax returns for sales in Canada as disclosed on Schedule 4.15.

6. Any failure by the Subsidiary to timely file audited financial statements for the fiscal year ending June 30, 1999 as disclosed on Schedule 4.15.

7.  The Hanby Litigation.

8. Any claim against the Company for any failure to withhold payments to Dr. William Ballhaus as disclosed on Schedule 4.22.

9. Any obligation for any unfunded liability under any pension plan of the Subsidiary.

10. Any failure by the Company or the Subsidiary to file any income tax returns.

11. Any failure by the Subsidiary to file with the Companies Registry in London statutory accounts for the year ended June 30, 2000.

12. Any of the matters disclosed on Schedule 4.32(4.1.1).

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is entered into as of May 4, 2001, by and among Strategic Diagnostics Inc., a Delaware corporation ("Parent"), Azur Acquisition Corp., a California corporation and direct wholly owned subsidiary of Parent ("Merger Sub"), and Azur Environmental, a California corporation (the "Company").

                                    RECITALS:

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable and fair to, and in the best interests of, their respective shareholders;

         WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereupon (the "Code"); and

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER
                                   ----------

         1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the California Corporations Code ("California Law"), Merger Sub will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub will cease.

         1.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company will cause the Merger to be consummated by filing an Agreement of Merger as set forth on Exhibit A and other appropriate documents (the "Agreement of Merger") with the Secretary of State of the State of California in such form as required by, and executed in accordance with, the relevant provisions of California Law, as soon as practicable on the Closing Date. The Merger will become effective upon such filings or at such time thereafter as is provided in the Agreement of Merger (the "Effective Time").

         1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which may be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Pepper Hamilton LLP, 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312, or at such time, date or place as agreed to in writing by the parties hereto.

         1.4. Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

         1.5. Articles of Incorporation and Bylaws. Effective immediately following the Merger, the articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation except that the name of the Company will be the name of the Surviving Corporation. Effective immediately following the Merger, the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation.

         1.6. Directors and Officers. The directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and will hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal. The officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation and will hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

                                   ARTICLE 2

                      EFFECT OF MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS
                         -------------------------------

         2.1.  Conversion of Shares.

               (a) At the Effective Time, each outstanding share of common stock of Merger Sub will, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

               (b) At the Effective Time, each share of common stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Parent or Merger Sub or Dissenting Shares) will, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into and exchangeable for the right to receive a number of fully paid and non-assessable shares of Series C Convertible Preferred Stock, par value $.01 per share, of Parent ("Parent Preferred Stock"), with those rights, preferences and privileges set forth in the Certificate of Designation attached to this Agreement as Exhibit B, equal to a fraction, the numerator of which is 700,000 and the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"), all as subject to Section 2.7 regarding the issuance of fractional shares of Parent Preferred Stock and Article 9 regarding the holdback provisions.

               (c) At the Effective Time, each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof.

               (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Preferred Stock have been changed into a different number of shares or a different series or class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the calculation of the Exchange Ratio will be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

         2.2. Stock Options. As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's 1988 Stock Option Plan and 1996 Stock Option Plan (together, the "Company Option Plans") shall take such action as may be required to effect the following provisions of this
Section 2.2. As of the Effective Time, each of the Company Option Plans will be assumed by Parent and each option to purchase a share of Company Common Stock pursuant to the Company Option Plans (a "Company Stock Option") which is then outstanding shall be converted into an option to purchase the number of shares of Parent Common Stock equal to (a) the number of shares of Company Common Stock subject to such option multiplied by (b) the Exchange Ratio rounded down to the nearest whole share, if necessary, at an exercise price per share of Parent Common Stock (rounded down or, in the case of a Company Stock Option to which Section 421 of the Code applies, rounded up, to the nearest penny) equal to (i) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Except as provided above, each Company Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to such Company Stock Option immediately prior to the Effective Time.

         2.3. Exchange Fund. Prior to the Effective Time, Parent shall appoint American Stock & Transfer Trust to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging shares of Company Common Stock for the Parent Preferred Stock and cash payment under Section 2.7 ("Merger Consideration"). At or prior to the Effective Time and subject to Section 2.16, Parent will deposit with the Exchange Agent, in trust for the benefit of holders of Company Common Stock ("Holders"), certificates representing Parent Preferred Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock less the shares of Parent Preferred Stock to be held back as Holdback Shares in accordance with Article 9 and an estimated amount of cash sufficient to pay the cash payable in lieu of fractional shares pursuant to
Section 2.7. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to
Section 2.5. Any cash and certificates of Parent Preferred Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         2.4. Exchange Procedures. Promptly and no later than five (5) days after the Effective Time, Parent will cause the Exchange Agent to mail to each Holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted as provided in Section 2.1(b) above ("Certificates") (i) a letter of transmittal which will specify that delivery will be effective, and risk of loss and title to the Certificates will pass only upon delivery of the Certificates (or Affidavit of Lost Certificate) to the Exchange Agent, and which letter will be in customary form and have such other provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or Affidavit of Lost Certificate) to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Holder of that Certificate will be entitled to receive in exchange therefor (A) shares of Parent Preferred Stock representing, in the aggregate, the whole number of shares that Holder has the right to receive pursuant to
Section 2.1(b), less that holder's pro rata share of the Holdback Shares (after taking into account all shares of Company Common Stock then held by that Holder) and (B) a check in the amount equal to the cash that Holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of any dividends and other distributions pursuant to Section 2.5 and cash in lieu of fractional shares pursuant to Section 2.7. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Preferred Stock evidencing, in the aggregate, the proper number of shares of Parent Preferred Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Preferred Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such shares of Company Common Stock to such a transferee if the Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered, each outstanding Certificate owned by Holders that are not eligible to exercise dissenters' rights under Section 2.16 and California Law will, subject to Section 2.8, be deemed from and after the Effective Time to represent ownership of the number of shares of Parent Preferred Stock into which such shares of Company Common Stock are convertible under Section 2.1(b).

         For purposes of this Agreement, a Holder of Company Common Stock's pro rata share of the Holdback Shares is equal to the number obtained by multiplying the total number of Holdback Shares by the quotient of (x) the number of shares of Company Common Stock owned by that holder immediately prior to the Effective Time divided by (y) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time. Any fraction resulting from this calculation will be rounded up to the next nearest whole number.

         2.5. Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Parent Preferred Stock with a record date after the Effective Time may be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock that such Holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Preferred Stock shall be paid to any such Holder pursuant to Section
2.7 until the Holder has surrendered such Certificate in accordance with Section
2.4. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to such Holder of shares of Parent Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Preferred Stock to which such Holder is entitled pursuant to
Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock, if any, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Preferred Stock, if any.

         2.6. No Further Ownership Rights in Company Common Stock. All shares of Parent Preferred Stock issued and cash paid upon conversion of the shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Sections 2.5 and 2.7) will be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

         2.7.  No Fractional Shares of Parent Preferred Stock.

               (a) No certificates or scrip of shares of Parent Preferred Stock representing fractional shares of Parent Preferred Stock or book-entry credit of the same may be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Preferred Stock.

               (b) Notwithstanding any other provision of this Agreement, each Holder of shares of Company Common Stock exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Preferred Stock (after taking into account all Certificates delivered by such Holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Preferred Stock multiplied by (ii) $6.00, as such amount may be adjusted due to stock splits, stock dividends, combinations or other recapitalizations affecting the shares of Parent Preferred Stock. After the determination of the aggregate amount of cash to be paid to Holders of fractional interests, the Exchange Agent will notify Parent and Parent will cause the Surviving Corporation to deposit that amount with the Exchange Agent and will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement.

         2.8. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Holders of Certificates for one year after the Effective Time will be delivered to the Parent or otherwise on the instruction of Parent, and any Holders of the Certificates who have not theretofore complied with this Article 2 will thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such Holders are entitled pursuant to
Section 2.1, any cash in lieu of fractional shares of Parent Preferred Stock to which such Holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Preferred Stock to which such Holders are entitled pursuant to Section 2.5. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) will, to the extent permitted by law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

         2.9. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.10. Investment of the Exchange Fund. The Exchange Agent may invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will promptly be paid to Parent.

         2.11. Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and such person's agreement to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Preferred Stock and unpaid dividends and distributions on shares of Parent Preferred Stock deliverable in respect thereof, pursuant to this Agreement.

         2.12. Reserved.

         2.13. Tax Consequences. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

         2.14. Stock Transfer Books. The stock transfer books of the Company will be closed immediately upon the Effective Time and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason will be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Preferred Stock to which the holders thereof are entitled pursuant to Section
2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

         2.15. Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Preferred Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, until such person has executed and delivered to Parent the written agreement contemplated by Section 6.12.

         2.16. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger (the "Dissenting Shares"), which shareholders comply with all of the relevant provisions of California Law (the "Dissenting Shareholders"), will not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such shareholders have failed to perfect or have effectively withdrawn or lost their rights to appraisal under California Law. If any Dissenting Shareholder has failed to perfect or has effectively withdrawn or lost such right, such Dissenting Shareholder's shares of Company Common Stock will thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company will give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to California Law and received by the Company relating to shareholders' rights of appraisal, and (b) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under California Law. Neither the Company nor the Surviving Corporation may, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

         Parent and Merger Sub each represent and warrant to the Company as follows (with the understanding that the Company is relying materially on each such representation and warranty in entering into and performing this Agreement):

         3.1.  Due Organization.

               (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation where the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not have a Parent Material Adverse Effect. True and complete copies of the charter document of Parent and Merger Sub, as in effect on the date of this Agreement, have been delivered to the Company. Schedule 3.1 lists the current officers and directors of Parent and Merger Sub.

               (b) Merger Sub has no assets, liability or obligations of any nature other than those incident to its formation and in connection with this Agreement and the transactions contemplated hereby, and has not and, before the Effective Time, will not engage in any business activities of any kind whatsoever or enter into any agreement or arrangements with any Person other than those which are incident or related to, or in connection with, this Agreement and the transactions contemplated hereby.

         3.2.  Authorization and Effect of Agreement.

               (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby to be performed by it. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws, now or hereinafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity.

               (b) Parent's Board of Directors has (i) approved and adopted this Agreement and the Merger, and has authorized Parent, as Merger Sub's sole shareholder, to approve and adopt this Agreement and the Merger, and (ii) determined that in its opinion the Merger is advisable and fair to and in the best interests of Parent's stockholders. Merger Sub's Board of Director has approved and adopted this Agreement and the Merger and has determined that in its opinion the Merger is advisable and fair to and in the best interests of Merger Sub's sole shareholder. The approvals and adoptions described in this
Section 3.2(b) satisfy all applicable requirements to be satisfied by Parent and Merger Sub under the Delaware General Corporation Law and the California Law.

         3.3. No Violations; Consents and Approvals. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of the transactions contemplated hereby to be performed by it do not and will not (a) conflict with or violate the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, as amended, (b) violate, conflict with or result in a breach of or default (with or without the lapse of time or the giving of notice, or both) under, the terms, conditions or provisions of any agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note, or other material document or instrument to which Parent is a party or by which it or its assets are subject ("Parent Instrument"), (c) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Parent Instrument or in or with respect to the business or assets of Parent or Merger Sub, (d) result in the creation of any liens, security interests, encumbrances, or similar claims or restrictions ("Liens") on the assets, capital stock or properties of Parent or Merger Sub, or (e) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any Governmental Entity to which Parent or Merger Sub or any assets or properties of Parent or Merger Sub. Except for any filings, permits, authorizations, consents and approvals required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws or similar laws or other applicable jurisdictions, the filing of the Agreement of Merger and such other documents required to be filed by California law with the Secretary of State of the State of California or with the Commissioner of the California Department of Corporations (the "Commissioner"), no consent, approval, order or authorization of, or registration, declaration or filing with any domestic or foreign court, government, governmental agency, authority, entity or instrumentality (each a "Governmental Entity") is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the performance by it of the transactions contemplated hereby to be performed by it.

         3.4.  Capitalization.

               (a) The authorized capital stock of Parent consists of: (i) 35,000,000 shares of Common Stock, par value $0.01 per share, of which 16,713,734 shares are issued and outstanding as of April 30, 2001; (ii) 2,164,362 shares of Series A Convertible Preferred Stock, par value $0.01 per share, all of which have been converted into shares of Common Stock and canceled and none of which may be reissued; and (iii) 17,500,000 shares of Preferred Stock, par value $0.01 per share (the "Blank Check Preferred Stock"), of which 556,286 shares have been designated Series B Convertible Preferred Stock, all of which have been converted into shares of Common Stock and canceled and none of which may be reissued. There are no outstanding shares of stock of any class or any other outstanding options or rights of Parent that are convertible into or exchangeable for shares of stock that have dividend or liquidation rights senior or equal to the rights of Parent Preferred Stock.

               (b) Immediately before the Effective Time, not less than 700,000 shares of the Blank Check Preferred Stock will be duly designated as Series C Convertible Preferred Stock, with the rights, preferences and privileges set forth on Exhibit B.

               (c) All of the issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable and free from any preemptive rights.

               (d) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding as of the date hereof and are owned by Parent. All of such issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and free from any preemptive rights and liens.

         3.5. Merger Consideration Shares. The shares of Parent Preferred Stock to be issued as the Merger Consideration under this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free from any preemptive rights, and issued in compliance with applicable federal and state securities laws.

         3.6. Parent SEC Filings and Financial Statements. Except as set forth in Schedule 3.6, (a) Parent has filed, and before the Effective Time will have filed, all required forms, reports and documents with the SEC (the "Parent SEC Filings"), each of which will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates Parent SEC Filings were filed, (b) none of Parent SEC Filings filed and to be filed before the Effective Time, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (c) the consolidated financial statements of Parent included, or to be included, in Parent SEC filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present in all material respects, and are prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) ("GAAP"), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         3.7. No Brokers or Finders. No agent, broker, investment broker or other Person or firm acting on behalf of Parent or Merger Sub, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of this Agreement or such transactions.

         3.8. Information Furnished. Except as set forth in Schedule 3.8, all information furnished or caused to be furnished to the Company or its Subsidiary by Parent or Merger Sub with respect to Parent or Merger Sub and their respective businesses for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, including that information with respect to Parent and Merger Sub in the Information Statement, is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading in light of the circumstances under which they have been made.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company hereby represents and warrants to Parent and Merger Sub as follows (with the understanding that Parent and Merger Sub are relying materially on each such representation and warranty in entering into and performing this Agreement).

         4.1. Capitalization; Ownership of Shares; No Liens on Shares. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock of which 7,045,513 shares are issued and outstanding as of the date of this Agreement. All of such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free from any preemptive rights. All of the shares of Company Common Stock are owned of record and, to the Company's Knowledge, beneficially by Holders as set forth on Schedule 4.1(a) attached hereto, which sets forth the name, mailing address and state or country of residence of each such Holder, together with the total number of shares of Company Common Stock owned by each such Holder. No more than 50 such Holders reside in the United Kingdom. The Holders of shares of Company Common Stock which reside in the United Kingdom are persons of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1985. None of the shares of Company Common Stock were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person. Shares of Company Common Stock are reserved for issuance and issuable or otherwise deliverable in connection with the exercise of the Company Stock Options issued pursuant to the Company Option Plan. Except for those options granted under the Stock Option Plans which remain outstanding as of the date of this Agreement (collectively, the "Company Options"), there are no outstanding options, warrants, calls, subscriptions, conversion or other similar rights, agreements or commitments to acquire from the Company or the Subsidiary any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company or the Subsidiary. There are no shareholder agreements, voting trusts or other agreements to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company. To the Company's Knowledge, there are no shareholder agreements, voting trusts or other agreements to which any Holder of Company Common Stock is bound relating to the voting of any shares of capital stock of the Company. The Company has not issued any stock appreciation rights or other rights related to equity participation, and the Company has no debt securities outstanding. Schedule 4.1(b) sets forth true and complete information regarding each of the Company Options outstanding as of the date of this Agreement, including the name of the holder thereof, current exercise price, the date of grant, expiration date, and the number of Company Options granted to such holder and identifies with respect to each Company Option whether such Company Option is a qualified or a non-qualified option. Following the Effective Time no holder of Company Options will have any right to receive shares of common stock of Parent or Surviving Corporation upon exercise of Company Stock Options.

         4.2. Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is not qualified in any other jurisdiction and the Company is not required to be so qualified except where the failure to be so qualified would not have a Company Material Adverse Effect.

         4.3. Subsidiaries. Except as set forth on Schedule 4.3, the Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect equity ownership interests in any business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity of any nature whatsoever (together with natural persons, each a "Person"). Each Person required to be identified on Schedule 4.3, (each a "Subsidiary") is an entity of the type described in Schedule 4.3 and is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

         4.4.  Authority; Absence of Conflicts.

               (a) The Company has requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite
Vote). This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company and Merger Sub in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws, now or hereinafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity.

               (b) The Board of Directors of the Company has, by unanimous vote of all directors in office at the time of the vote or by unanimous written consent, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are advisable and fair to, and in the best interests of, the Company and its shareholders and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement. The Board of Directors of the Company has directed, subject to the procedures set forth in Section 6.1, that this Agreement be submitted to the shareholders of the Company for their approval. The affirmative approval of the Holders of shares of Company Common Stock representing at least sixty-seven percent (67%) of the votes that may be cast by the Holders of all outstanding shares of Common Stock voting as a single class (the "Company Requisite Vote"), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

               (c) The execution and delivery of this Agreement by the Company does not and the performance by the Company and its shareholders of the transactions contemplated hereby to be so performed do not and will not conflict with or violate the articles of incorporation or bylaws, both as amended, of the Company, or the organizing, constituting or governing documents of its Subsidiary. In addition, except as set forth on Schedule 4.4(c) hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (other than the Distribution Agreement) and compliance with the terms hereof do not and will not (i) violate, conflict with or result in a breach of or default (with or without the lapse of time or the giving of notice or both) under any of the terms, conditions or provisions of any agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note, or other material document or instrument to which the Company or its Subsidiary is a party or by which it is bound or to which it or its assets are subject (individually, an "Instrument" and collectively, the "Instruments"), or (ii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of the Company or its Subsidiary, or (iii) result in the creation of any Liens on the assets, capital stock or properties of the Company or its Subsidiary, or (iv) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any Governmental Entity to which the Company or its Subsidiary or any assets or properties of the Company or any Subsidiary are subject, or (v) require the Company or its Subsidiary to give any notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any foreign, federal, state, county, local or other governmental or regulatory body, other than such filings or permits as may be required under the Securities Act, state securities or blue sky laws, or similar laws of any other jurisdiction, and the filing of the Agreement of Merger with the Secretary of State of the State of California.

         4.5.  Financial Statements; Absence of Undisclosed Liabilities.

               (a) The Company has delivered to Parent true and correct copies of (i) the audited balance sheet and related statements of operations and retained earnings, and cash flows of the Company and its Subsidiary, as of and for the fiscal years ended June 30, 2000, together with the notes thereto and the report of KPMG Peat Marwick, LLP (the "Most Recent Audited Financial Statements"), and as of and for the fiscal years ended June 30, 1999, June 30, 1998, and June 30, 1997, together with notes thereto and the reports of Arthur Andersen, LLP, or Price Waterhouse, as applicable, with respect thereto (collectively, the "1997-1999 Audited Financial Statements"), and (ii) the unaudited balance sheet and the related statements of income of the Company and its Subsidiary as of and for the month and six (6) month period ended December 31, 2000 (the "December Financial Statements," and collectively with the 1997-1998 Audited Financial Statements and the Most Recent Audited Financial Statements, the "Financial Statements").

               (b) The Financial Statements (i) fairly present in all material respects the consolidated and consolidating financial position, results of operations and cash flows of the Company and its Subsidiary for the respective periods stated therein, (ii) have been prepared from and are consistent with the books and records of the Company and its Subsidiary, and (iii) have been prepared in accordance with GAAP throughout the relevant periods (except, in the case of the December Financial Statements, for the absence of notes therefrom and subject to the further exception that the December Financial Statements are subject to normal, recurring, year-end adjustments, none of which such adjustments will be material).

               (c) The books and records of the Company and its Subsidiary accurately and fairly reflect in reasonable scope and detail and in accordance with good business practice, the transactions and assets and liabilities of the Company and its Subsidiary and such other information as is contained therein.

         4.6. Absence of Undisclosed Liabilities. Except to the extent reflected on, or fully reserved against in, the balance sheet comprising a part of the Most Recent Audited Financial Statements (the "Most Recent Audited Balance Sheet") or otherwise identified on Schedule 4.6, neither the Company, nor any of its Subsidiaries, has any liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated or otherwise other than those liabilities or obligations incurred in the ordinary course of business and consistent with the past practices of the Company and its Subsidiaries.

         4.7. Conduct of Business; Certain Actions. Since June 30, 2000, the Company and its Subsidiary have conducted their business and operations in the ordinary course and consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 4.7, neither the Company nor its Subsidiary has since June 30, 2000:

               (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any of its securityholders, or directly or indirectly purchased, retired or redeemed any of its capital stock;

               (b) increased the compensation of any of its directors, officers or key employees (each a "Key Employee") or consultants or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any of its other employees (together with the Key Employees, each an "Employee");

               (c) made any capital expenditures in excess of $150,000 in the aggregate;

               (d) sold any asset (or any group of related assets) to any securityholder, employee, officer or director of the Company or its Subsidiary;

               (e) sold any assets in any one or more related or unrelated transactions which, in the aggregate, had a fair market value of $15,000 or more to any person or entity, other than an employee, officer or director of the Company or its Subsidiary;

               (f) leased, licensed, loaned or granted to any Person any rights in any of its assets or properties except in the ordinary course of business;

               (g) revalued any of its assets;

               (h) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred;

               (i) failed to pay any of its accounts payable in accordance with their terms;

               (j) accelerated the collection of, or sold or otherwise transferred, any of its Accounts Receivable;

               (k) made or guaranteed any loans or advances to any party whatsoever;

               (l) canceled, waived, released or forgiven any debts or obligations of, or rights or claims against, third parties;

               (m) amended the articles of incorporation or bylaws of the Company or any of the organizing, constituting or governing documents of any Subsidiary;

               (n) made or paid any severance or termination payment to any Employee or consultants;

               (o) made any change in its financial or Tax accounting principles or methods;

               (p) made any investment or otherwise acquired an interest in any Person;

               (q) made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code) so as to create any liability under
Article IV of ERISA to any entity;

               (r) amended or experienced a termination of any contract, agreement, lease, franchise or license required to be listed on Schedule 4.14(a);

               (s) declared, set apart assets for, or paid any dividend or made any other payment or distribution in respect or on account of its capital stock;

               (t) issued or sold any of its capital stock, any security, directly or indirectly, convertible into, or exchangeable for, its capital stock, or any stock appreciation right or other security or other right or contractual obligation, the value of which is related to, or determined or determinable by reference to, the price or value of its capital stock;

               (u) entered into any other material transactions except in the ordinary course of business;

               (v) made or revoked any Tax election, or compromised any Tax liability;

               (w) agreed to do any acts described in the foregoing clauses
(a)-(v) of this Section 4.7;

               (x) suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its assets;

               (y) experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the Employees; or

               (z) experienced any event or condition that has had or could reasonably be expected to result in a Material Adverse Effect.

         4.8.  Real Property.

               (a) Schedule 4.8(a) hereto sets forth a complete list and summary description of (i) all real property owned in fee by the Company and its Subsidiary (the "Owned Real Property") and (ii) all real property leased by the Company and its Subsidiaries (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Company has delivered to Parent and Merger Sub true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in the Company's and Subsidiary's possession or control relating to all of the Real Property. None of the Real Property reflected in the Most Recent Audited Balance Sheet has been disposed of and no Real Property has been acquired by the Company or its Subsidiary since the date of the Most Recent Audited Balance Sheet, except as disclosed on Schedule 4.8(a).

               (b) Except as set forth on Schedule 4.8(b), the Company or its Subsidiary, as applicable, has good and marketable title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free and clear of any mortgage, pledge, security interest, Lien (other than Liens for current Taxes not yet due and payable), claim, charge, conditional sales contract, restriction, reservation, option, right of first refusal, or other encumbrance of any nature whatsoever (collectively, "Encumbrances"). Except as set forth on Schedule 4.8(b), the Company or the Subsidiary, as applicable, has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property which are owned by the Company or the Subsidiary, as reflected in the Most Recent Audited Balance Sheet, free and clear of any Encumbrances and Liens except for (i) Liens for current Taxes not yet due and payable, and (ii)any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due on the underlying obligation ("Permitted Liens"), and none of such assets is subject to any agreement, arrangement or understanding for its use by any Person other than the Company or the Subsidiary.

               (c) Except as set forth in Schedule 4.8(c) hereto, each of the leases relating to the Leased Real Property is in full force and effect and neither the Company nor its Subsidiary, nor, to the Company's Knowledge, the lessor, is in default under any such lease or sublease, and each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease.

               (d) No work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar lien aggregating in excess of $25,000.

               (e) The structures, plants, improvements, systems and fixtures located on each parcel of Real Property comply with all applicable laws, ordinances, rules, regulations and similar governmental and regulatory requirements applicable thereto, and are in good operating condition and repair in light of their respective ages, ordinary wear and tear excepted, except as set forth on Schedule 4.8(e). Except as set forth on Schedule 4.8(e), each such parcel of Real Property (in view of the purposes for which it is currently used) conforms with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the Knowledge of the Company, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair in light of their respective ages, ordinary wear and tear excepted, except as set forth on Schedule 4.8(e).

         4.9.  Tangible Personal Property.

               (a) Schedule 4.9 contains a true and complete copy of the Company's Fixed Asset List, which sets forth a complete list of all equipment, machinery, tools, spare and maintenance parts, vehicles and furniture (collectively, the "Tangible Personal Property") owned or leased by the Company or its Subsidiary as of the date noted on such schedule and having an individual fair market value of $1,000.00 or more. Except as set forth on Schedule 4.9: (i) the Company or its Subsidiary, as applicable, has good and marketable title to all Tangible Personal Property owned by it, free and clear of any Liens of any kind or nature whatsoever, except for Permitted Liens; (ii) the Company or its Subsidiary, as applicable, has a valid leasehold interest in all Tangible Personal Property leased by it; (iii) each such lease is in full force and effect and neither the Company nor its Subsidiary nor, to the Company's Knowledge, the lessor, is in default under any such lease, and each lease will remain in full force and effect following the Closing without modification in the rights or obligations of the parties under any such lease; (iv) all items of Tangible Personal Property currently owned or used by the Company or any Subsidiary are in good operating condition and repair in light of their respective ages, ordinary wear and tear excepted, are physically located at or about the Company's or a Subsidiary's place of business; (v) the owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the business of the Company and the Subsidiaries as currently conducted; (vi) none of the Tangible Personal Property is subject to any agreement, arrangement or understanding for its use by any Person other than the Company or the applicable Subsidiary; (vii) the maintenance and operation of the Tangible Personal Property complies with all applicable laws, regulations, ordinances, contractual commitments and obligations; and (viii) no item of Tangible Personal Property owned or used by the Company or any Subsidiary is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind.

               (b) Schedule 4.9 hereto sets forth a complete and correct list and summary description of the Tangible Personal Property leases to which the Company or any Subsidiary is a party, together with a brief description of the property leased. The Company has provided to Parent complete and correct copies of each lease (and any amendments thereto) listed on Schedule 4.9. Except as set forth on Schedule 4.9: (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company, nor its Subsidiary, nor any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or its Subsidiary or, to the Knowledge of the Company, any other party under such lease; and (iii) there are no disputes or disagreements between the Company or its Subsidiary and any other party with respect to any such lease.

         4.10. Accounts Receivable. The accounts receivable and notes receivable of the Company and its Subsidiary (collectively, the "Accounts Receivable") reflected on the balance sheet comprising a part of the December Financial Statements (the "December Balance Sheet") are, and the Accounts Receivable of the Company and the Subsidiaries created from and after the date of the December Balance Sheet to the Closing Date will be, owned by the Company and its Subsidiary, free and clear of any Liens. All Accounts Receivable (a) arose from bona fide sales of goods or services in the ordinary course of business and consistent with past practice, (b) are accurately and fairly reflected on the Most Recent Audited Balance Sheet or, with respect to Accounts Receivable created after the date thereof are accurately and fairly reflected in the books and records of the Company and its Subsidiary, and (c) except for the Accounts Receivable owing to Parent from the Subsidiary, are valid and collectible, net of the reserve for uncollectible accounts reflected on the Most Recent Audited Balance Sheet. There is no contest, claim or right of set-off contained in any agreement with any maker of any such Account Receivable relating to the amount or validity thereof. Schedule 4.10 sets forth a list of all Accounts Receivable more than 30 days past due or with a term of payment greater than 45 days.

         4.11. Accounts Payable. All accounts payable of the Company and its Subsidiary (a) arose from bona fide purchases in the ordinary course of business and consistent with past practice, and (b) are accurately and fairly reflected on the Most Recent Audited Balance Sheet or, with respect to accounts payable of the Company and the Subsidiaries created after the date thereof, are accurately and fairly reflected in the books and records of the Company.

         4.12. Inventory. The inventory of the Company and its Subsidiary, including, without limitation, raw materials, work in progress and finished goods, consists only of items of a quality and quantity useful or saleable in the ordinary course of business consistent with past practice and is owned by the Company and the applicable Subsidiary, free and clear of all Liens, except as set forth on Schedule 4.12. The inventories as reflected on the Most Recent Audited Balance Sheet and on the books and records of the Company and its Subsidiary are valued at the lower of cost (determined by the FIFO method of accounting) or market value. The inventory of the Company and its Subsidiary was purchased at prices and in quantities consistent with the Company's and its Subsidiary's custom in the ordinary course of business. Schedule 4.12 hereto sets forth a list of each location of inventory of the Company and its Subsidiary, and a list and summary description of any agreements, including processing agreements and consignment agreements, applicable to such inventory.

         4.13. Backlog. All outstanding customer purchase orders for products of the Company and its Subsidiary are identified on Schedule 4.13 hereto, have been entered at prices and upon terms and conditions consistent with the normal practices of the Company or the Subsidiary, as applicable, and the completion of such orders will not, to the Knowledge of the Company, have a Company Material Adverse Effect. Neither the Company nor its Subsidiary has been informed by any customer that any order included in the Company's or such Subsidiary's backlog is likely to be canceled or terminated prior to its completion.

         4.14. Material and Affiliated Contracts.

               (a) Schedule 4.14(a) sets forth all of the following contracts, arrangements or understandings to which either the Company, its Subsidiary or both are a party, bound or subject as of the date of this Agreement:

                   (i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company and its Subsidiary of more than $50,000.00 or which provides for performance, regardless of amounts, over a period in excess of six months after the date of such contract, arrangement or commitment;

                   (ii) any license agreement, whether as licensor or licensee;

                   (iii) any agreement with customers for discounts or allowances in excess of twenty percent (20%) off of U.S. list price in the case of Company or Subsidiary sales of reagents or fifty percent (50%) off of U.S. list price in the case of Company or Subsidiary sales of instruments;

                   (iv) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest in or mortgage on the assets of the Company or its Subsidiary;

                   (v) any warranty, indemnity or guaranty issued by the Company or its Subsidiary (other than customary product warranties provided by the Company or any Subsidiary in the ordinary course of business, true and complete copies of which have been provided to Parent pursuant to Section 4.21 hereof);

                   (vi) any contract, arrangement or understanding granting to any Person the right to use any property or property right of the Company or its Subsidiary, including any lease;

                   (vii) any contract, arrangement or understanding restricting the right of the Company or its Subsidiary to engage in any business activity or to compete with any business;

                   (viii) any joint venture contract;

                   (ix) any agreement granting to others the right to manufacture or distribute products of the Company or its Subsidiary;

                   (x) any contract, arrangement or understanding granting to any Person any right to any royalty, profit sharing, management fee or any other similar contract, arrangement or understanding;

                   (xi) any other material contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice; or

                   (xii) any outstanding offer or commitment to enter into any contract or arrangement of the nature described in subsections (i) through (xi) of this Section 4.14(a).

               (b) Schedule 4.14(b) hereto contains an accurate and complete list and description of all agreements, arrangements and understandings (including outstanding indebtedness) which are currently in effect between the Company or its Subsidiary and any of the following: (i) each director and officer of the Company or any Subsidiary; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any director or officer of the Company or its Subsidiary or their spouses (collectively, "near relatives"); (iii) any trust for the benefit of any director or officer of the Company or its Subsidiary or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any director or officer of the Company or its Subsidiary or any of their respective near relatives. (The contracts, arrangements and understandings required to be disclosed in Schedule 4.14(a) and
Schedule 4.14(b) are collectively referred to herein as "Material Contracts").

               (c) The Company has delivered to Parent and Merger Sub complete and correct copies of each written Material Contract (and all amendments thereto), and Schedule 4.14(a) and Schedule 4.14(b) contain accurate summary descriptions of all oral Material Contracts. Except as set forth on Schedule 4.14(c) hereto: (i) each Material Contract is in full force and effect; (ii) neither the Company nor its Subsidiary, as applicable, nor, to the Knowledge of the Company, any other party is in default under any such contract, and no event has occurred which constitutes, or which with the lapse of time or the giving of notice or both would constitute, a default by the Company or its Subsidiary, as applicable, or, to the Knowledge of the Company, by any other party under such contract; and (iii) there are no disputes or disagreements between the Company or its Subsidiary, as applicable, and any other party with respect to any such contract.

         4.15. Compliance with Laws. Except as set forth on Schedule 4.15: (i) each of the Company and its Subsidiary is complying and has complied with all laws, statutes, rules, regulations, codes and ordinances applicable to their respective businesses, properties and operations; (ii) each of the Company and its Subsidiary has secured all necessary permits, licenses, exemptions, consents, authorizations and approvals issued by federal, state, local and foreign agencies and authorities, applicable to their respective businesses, properties and operations; (iii) such permits, licenses, exemptions, consents, authorizations and approvals will not be adversely affected by the consummation of the transactions contemplated hereby; (iv) except with respect to incidents of noncompliance that have been corrected, neither the Company nor any Subsidiary has received any notice alleging a failure to so comply or to secure such a permit, authorization or license nor, to the Knowledge of the Company, is there any inquiry, investigation or proceeding relating thereto; and (v) neither the Company nor its Subsidiary has received any notice of, and to the Knowledge of the Company, there is no intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of, any such permit, license, exemption, consent, authorization or approval.

         4.16. Legal Proceedings. Except as set forth on Schedule 4.16 hereto, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the Company's Knowledge, threatened against the Company or its Subsidiary or any of their respective properties, assets or businesses, or pending or, to the Company's Knowledge, threatened against, relating to or involving any of the officers, directors, Employees or agents of the Company or its Subsidiary in connection with the business of the Company or its Subsidiary. There are no such suits, actions, proceedings, claims, or investigations pending or, to the Company's Knowledge, threatened challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 4.16, there is no judgment, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company or its Subsidiary is a party, or involving the property, assets or business of the Company or its Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or its Subsidiary.

         4.17. Ability to Conduct the Business. Except for this Agreement and the transactions contemplated hereby, there is no agreement, arrangement or understanding to which the Company or its Subsidiary is a party that prevents the use by the Company or such Subsidiary of its properties and assets or the conduct by the Company or its Subsidiary of its business as conducted on the date hereof.

         4.18. Labor Matters.

               (a) Neither the Company, nor any Subsidiary, is a party to any labor or collective bargaining agreement, and no Employees are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority or any demand for recognition. Within the preceding three years, to the Company's Knowledge, there have been no organizing activities involving Company or any Subsidiary with respect to any group of employees of the Company or any Subsidiary.

               (b) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the Company's Knowledge, threatened in writing against or involving the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Company's Knowledge, threatened in writing by or on behalf of any Employee or group of Employees.

               (c) There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Company's Knowledge, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Subsidiary.

               (d) The Company and each Subsidiary are in compliance with all applicable laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as set forth on Schedule 4.18(d).

               (e) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any Subsidiary within the 6 years prior to Closing.

               (f) Schedule 4.18(f) hereto sets forth (i) the names of all directors and officers of the Company and its Subsidiary (whether or not such persons are Key Employees or former Employees), together with the respective date of employment, term of office, if any, and titles for each such person, the current salary and commission terms of such person, the date and amount of such person's most recent salary increase, the amount of any bonuses or other cash compensation (other than regular salary or commissions) paid since June 30, 1998 to such person and a description of all compensation arrangements currently applicable to such person, and (ii) with respect to all other Employees, their respective date of employment, current title and compensation for the years ended June 30, 1999 and June 30, 2000, and their current salary.

         4.19. Employee Benefit Plans.

               (a) List of Benefit Plans and Employee Arrangements. Schedule 4.19(a) sets forth a complete and correct list of:

                   (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, which the Company has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

                   (ii) all employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which the Company or its Subsidiary maintains or has any obligation or liability (contingent or otherwise) with respect to any current or former officer, director or employee of the Company or of Subsidiary (the "Employee Arrangements").

               (b) Documents. With respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents, if applicable, has been provided to Purchaser:

                   (i) the most recent plan and related trust documents, and all amendments thereto;

                   (ii) the most recent summary plan description, and all related summaries of modifications thereto;

                   (iii) the most recent Form 5500 (including schedules and attachments);

                   (iv) the most recent Internal Revenue Service determination letter;

                   (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112); and

                   (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto.

               (c) Multiemployer or Foreign Plans. The Company has not during the preceding six (6) years had any obligation or liability (contingent or otherwise) with respect to a Benefit Plan which is described in Section 3(37), 4(b)(4), 4063 or 4064 of ERISA.

               (d) Tax Qualification. The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have been identified as such on Schedule 4.19(a), and so qualify. The Company has not taken nor failed to take nor has it caused to be taken or failed to take any action that would and to the Knowledge of the Company, there are no other circumstances likely to result in the disqualification or loss of tax exempt status of any such Benefit Plan or trust under Sections 401 and 501(a) of the Code.

               (e) Contributions. All contributions or other payments required to have been made by the Company or its Subsidiary to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

               (f) Compliance with Laws. The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable laws, except as set forth on Schedule 4.19(f).

               (g) Claims. Except as disclosed in Schedule 4.19(g), there are no pending or, to the Company's Knowledge, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

               (h) Retiree Medical. Except as disclosed in Schedule 4.19(h), neither the Company, nor its Subsidiary, maintains or has an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or its Subsidiary except (i) as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to
Section 125 of the Code.

               (i) Employer Securities. Except as disclosed in Schedule 4.19(i), none of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

               (j) Change in Control. Except as disclosed in Schedule 4.19(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or its Subsidiary, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

               (k) Underfunded Pension Plans. Neither the Company nor its Subsidiary has any liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

         4.20. Environmental Matters.

               (a) Except as disclosed on Schedule 4.20 hereto:

                   (i) The Company and its Subsidiary and their respective operations have been and are, and the Real Property during the period that it is or was owned, operated or leased by or for the Company or any Subsidiary is or was in compliance with all Environmental Laws and the Company and each Subsidiary have obtained, currently maintain and are in compliance with any permit, authorization, license or similar approval required by Environmental Laws and the Company has no Knowledge of any facts, circumstances or conditions that could interfere with such continued compliance or require capital expenditures to maintain such compliance;

                   (ii) no judicial or administrative proceeding is pending or, to the Company's Knowledge, threatened against the Company, its Subsidiary or the Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiary, alleging the violation of or seeking to impose liability under or pursuant to any Environmental Law, and there is no investigation pending or, to the Company's Knowledge, threatened under or pursuant to Environmental Laws against the Company, its Subsidiary or the Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiary;

                   (iii) except with respect to costs associated with ongoing environmental management of the Company's and its Subsidiaries' operations with respect to the Owned Real Property and the Leased Real Property in the ordinary course of business, neither the Company nor its Subsidiary has received any notice or other communication alleging that the Company or its Subsidiary is or could be liable for the cost of investigating, remediating or otherwise addressing Hazardous Material under Environmental Laws at any property, regardless of ownership;

                   (iv) except with respect to costs associated with ongoing environmental management of the Company's and its Subsidiary's operations with respect to the Owned Real Property and the Leased Real Property in the ordinary course of business, neither the Company nor its Subsidiary is subject to any outstanding Environmental Costs and Liabilities and, there are not any facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of the Company, its Subsidiary or any Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiary, including any release of Hazardous Material, that could result in the Company or its Subsidiary incurring Environmental Costs and Liabilities other than the costs associated with ongoing environmental management of the Company and its Subsidiary in the ordinary course of business;

                   (v) there is not now, nor has there been in the past, on, in or under any Real Property at the time owned, leased or operated by the Company or its Subsidiary (x) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material, (y) any asbestos-containing materials, or (z) any polychlorinated biphenyls; and

                   (vi) neither the Company nor its Subsidiary has filed or been required to file any notice under Environmental Laws indicating past or present treatment, storage or disposal of hazardous wastes as defined under 40 C.F.R. Parts 260-270 or any state or foreign equivalent or reported a Release of Hazardous Material; and

                   (vii) neither the Company nor any Subsidiary has received notice, or is otherwise aware that any off-site disposal facility to which any Hazardous Material was sent, or arranged to be sent, by the Company or any
Subsidiary: (x) is currently listed on the National Priorities List ("NPL"), or any state or foreign equivalent; (y) has been scored in anticipation of, or nominated for, inclusion on the NPL, or any state equivalent; or (z) is being, or has been investigated by any person(s) or by any state or federal agency pursuant to any Environmental Law.

               (b) The Company has provided Parent and Merger Sub with copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations in the Company's or its Subsidiary's possession, custody or control involving the Company, its Subsidiary, or any Real Property currently or formerly owned, operated or leased by the Company or its Subsidiary.

               (c) The transactions contemplated under this Agreement do not require the filing of any notice with or the approval of any Governmental Entity with jurisdiction over environmental or health or safety matters, including, but not limited to, the provision of notice of change of control under environmental permits.

               (d) For purposes of this Agreement, the following terms have the following definitions:

                   (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or any agreement with any Governmental Entity or other Person thereunder or pursuant thereto.

                   (ii) "Environmental Law" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C.ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C ss. 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                   (iii) "Hazardous Material" means any substance, material, chemical or waste (including any mixture thereof) that is regulated by any Governmental Entity or by any Environmental Law as a hazardous or toxic substance, a hazardous or toxic material, a hazardous or toxic waste, a pollutant, contaminant or words of similar meaning or effect, including, but not limited to, petroleum products, asbestos or asbestos containing materials, urea formaldehyde and polychlorinated biphenyls.

                   (iv) "Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.

         4.21. Warranties; Products Claims. During the three year period prior to the date hereof, neither the Company nor its Subsidiary has experienced any material return or warranty claims, nor are there any pending, or to the Company's Knowledge, threatened, material return or warranty claims with respect to products sold by the Company or any Subsidiary and for which the Company or its Subsidiary may have continuing liability or obligations as of the date hereof nor to the Company's Knowledge is there any basis for any material returns or warranty claims. Except as set forth on Schedule 4.21, neither the Company or its Subsidiary has any obligation or liability arising out of injury to or damage to any Person or property as the result of the ownership, possession or use of any product. A description of all warranties given by the Company and its Subsidiary is included in Schedule 4.21.

         4.22. Tax Matters. Except as disclosed on Schedule 4.22 hereto:

               (a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (including any extensions), and each such Tax Return is true, correct and complete. The Company and its Subsidiaries have timely paid or accrued all Taxes that are due, or claimed or asserted by any taxing authority to be due. The Company and its Subsidiary will file all Tax Returns that they may become required to file on or after the date of this Agreement and on or before the Closing Date. All Tax Returns that the Company or its Subsidiary files on or after the date of this Agreement and prior to the Closing Date will be correct and complete, and all Taxes due in connection with such Tax Returns will be paid when due. With respect to any period for which Tax returns have not yet been filed, or for which Taxes are not yet due, the Company and its Subsidiary have made sufficient current accruals for all such Taxes in its financial statements. The Company and its Subsidiary have made all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company and its Subsidiary have withheld and paid when due all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any Employee, creditor, independent contractor or other third party.

               (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or its Subsidiary for any taxable period, and no power of attorney granted by or with respect to the Company or its Subsidiary relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or its Subsidiary. All deficiencies asserted or assessments made as a result of any examination by any taxing authority of the Tax Returns of, covering or including the Company or its Subsidiary have been fully paid and no audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or, to the Company's Knowledge, threatened, in regard to any Taxes due from or with respect to the Company or its Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary. The Company has not received any proposed assessment for Taxes against the Company or any Subsidiary or any of their respective assets. The Company has not received any notice from any taxing authority which could result in a proposed deficiency for any subsequent taxable period. Neither the Company, nor its Subsidiary, is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other taxing authorities.

               (c) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or its Subsidiary or any of their respective assets. Neither the Company nor its Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its Subsidiary, nor has the IRS proposed any such changes in accounting method. None of the assets of the Company or its Subsidiary is or will be required to be treated as being owned by any Person (other than the Company or its Subsidiary) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

               (d) Neither the Company nor its Subsidiary is party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar contract.

               (e) There is no contract, agreement, plan or arrangement, including any stock option, covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent or the Company by reason of Section 280G of the Code.

               (f) Neither the Company nor its Subsidiary has any liability for Taxes of any other corporation pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous state, local or foreign law.

               (g) No election under any of Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) or any similar provisions of domestic or foreign, state or local law is in effect with respect to the Company or its Subsidiary.

               (h) Parent has received complete copies of (i) all filed federal and state, Income Tax Returns of the Company relating to the taxable periods since June 30, 1996, (ii) all audit reports issued within the last three years relating to Taxes due from or with respect to the Company or its income, assets or operations, and (iii) any extensions of the statute of limitations with respect to any Taxes due from or with respect to the Company or its Subsidiary, or either's respective income, assets or operations.

               (i) No claim has been received from a taxing authority in a jurisdiction where neither the Company nor its Subsidiary files Tax Returns asserting that the Company or its Subsidiary is or may be subject to taxation in that jurisdiction.

               (j) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or its Subsidiary, except for Liens arising as a matter of law relating to current Taxes not yet due.

               (k) Neither the Company nor its Subsidiary has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

               (l) Neither the Company nor its Subsidiary, is currently, has been within the last five (5) years, or anticipates becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code.

               (m) Neither the Company nor its Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of section 355(a)(1)(A) of the Code in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

               (n) "Taxes" means all federal, state, provincial, local, municipal or foreign taxes, charges, fees, levies, duties and other similar assessment or liability, including, without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, franchise, social security, unemployment, stamp, value-added, estimated or other taxes, including any interest, fines, penalties, assessments, reassessments, or additions to Taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof whether imposed by reason of contract, Tax sharing agreement, Tax reimbursement agreement, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any other predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise. "Tax Returns" means reports, returns, including information returns, statements or other documents, including any attachments thereto and any amendment thereof, required to be supplied to a taxing authority in connection with Taxes.

         4.23. Insurance. Schedule 4.23 hereto sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company or its Subsidiary with respect to their respective businesses or in which the Company or its Subsidiary is named as a beneficiary. Complete and correct copies of each such policy will be delivered to Parent by Closing. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 4.23, there are no pending claims or, to the Company's Knowledge, threatened claims, under any of the Company's or its Subsidiary's insurance policies. The liability insurance maintained by the Company and its Subsidiary is and has since the policy periods beginning in 1998 been on an "occurrence" basis.

         4.24. Minute Books; Stock Record Books. True and complete copies of the Company's and its Subsidiary's minutes of meetings of board of directors and shareholders of the Company and its Subsidiary have been provided to Parent and Merger Sub. True and complete copies of the Company's and its Subsidiary's stock record books have been provided to Parent. The copies of the minutes provided are true and complete copies of all minutes of meetings of and actions by the shareholders, Board of Directors and all committees of the Board of Directors of the Company or its Subsidiary, and accurately reflect all corporate actions of the Company or its Subsidiary passed upon by the Board of Directors or shareholders of the Company or its Subsidiary. The stock record books accurately reflect all transactions in shares of the Company's or its Subsidiary's capital stock.

         4.25. Brokers' or Finders' Fees. No agent, broker, investment banker, or other Person or firm acting on behalf of the Company or its Subsidiary is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company or its Subsidiary in connection with any of the transactions contemplated by this Agreement.

         4.26. Material Customers and Suppliers.

               (a) Schedule 4.26(a) hereto sets forth a complete and correct list of the ten largest customers of the Company and its Subsidiary in terms of amounts invoiced to such customers during the fiscal year of the Company and the Subsidiaries ended June 30, 2000 (each, a "Material Customer"), showing the total amount invoiced to each such Material Customer for each such period. Except as set forth and described on Schedule 4.26(a), no Material Customer has given the Company or its Subsidiary notice terminating, suspending or reducing or specifying an intention to terminate, suspend or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company or its Subsidiary. Except as set forth and described on Schedule 4.26(a), there has not been any adverse change in the business relationship of the Company or its Subsidiary with any Material Customer.

               (b) Schedule 4.26(b) hereto sets forth a complete and correct list of the ten largest suppliers of the Company and its Subsidiary in terms of amounts purchased from such suppliers during the fiscal year of the Company and the Subsidiaries ended June 30, 2000 (each, a "Material Supplier"), showing the total amount purchased from each such Material Supplier for each such period.
Schedule 4.26(b) correctly identifies all current outstanding purchase orders of the Company and its Subsidiary for goods or services with an aggregate value of $25,000 or more. Except as set forth and described on Schedule 4.26(b)(iii), no Material Supplier has given the Company or its Subsidiary any notice terminating, suspending or reducing or specifying an intention to terminate, suspend or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between a Material Supplier and the Company or its Subsidiary. Except as set forth and described on Schedule 4.26(b)(iii), there has not been any adverse change in the business relationship of the Company or any Subsidiary with any Material Supplier inconsistent with historical experience.

         4.27. Bank Accounts; Powers of Attorney. Schedule 4.27 hereto sets forth a complete and correct list showing: (a) all banks in which the Company or its Subsidiary maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from the Company or its Subsidiary, true and correct copies thereof which have been delivered to Parent and Merger Sub.

         4.28. Books and Records. Except as disclosed on Schedule 4.28, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company and its Subsidiaries in connection with the conduct or administration of their respective businesses (including all means of access thereto and therefrom) are located on the premises of the Company or its Subsidiary and are under the exclusive ownership or direct control of the Company or its Subsidiary.

         4.29. Intellectual Property Rights.

               (a) Schedule 4.29(a) hereto sets forth a correct and complete list and description of all Intellectual Property and all Software owned by or licensed to the Company or its Subsidiary and indicates whether such Intellectual Property and Software is owned or licensed by the Company or is owned or licensed by its Subsidiary, together with, in the case of any registered patents, trademarks, and copyrights and any applications to register any patents, trademarks, and copyrights (i) all applicable filing, registration, or issue numbers, (ii) all applicable filing, registration, issue and application dates, (iii) the applicable country or jurisdiction, (iv) the record owner, and (iv) the remaining life thereof.

               (b) Except as disclosed in Schedule 4.29(b):

                   (i) The Company and its Subsidiary own or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all of the Intellectual Property and Software listed on Schedule 4.29(a), free and clear of all Liens;

                   (ii) Neither the Company nor its Subsidiary has permitted the registration or recordation of any Intellectual Property to lapse since January 1, 1997;

                   (iii) Neither the Company nor its Subsidiary is in default under any contract, agreement, license, understanding or any other arrangement with respect to any of the Intellectual Property or Software;

                   (iv) The validity of the Intellectual Property and the rights of the Company or its Subsidiary therein and to the Software have not been questioned in any litigation to which the Company or its Subsidiary is a party or in any other written claim to the Company or its Subsidiary nor, to the Company's Knowledge, is any such litigation or claim threatened;

                   (v) Neither the Company nor its Subsidiary is infringing upon the patent rights, trademark rights, copyrights, or other intellectual property rights of others;

                   (vi) To the Company's Knowledge, no unauthorized use of any Intellectual Property or Software owned or used by or licensed to the Company has heretofore been, or is now being, made by any other Person;

                   (vii) No Employee or former Employee or consultant or former consultant to the Company or its Subsidiary has any interest, direct or indirect, in any of the Intellectual Property or Software; and

                   (viii) None of the Company's or its Subsidiary's confidential information has been used, divulged or appropriated for the benefit of any Person or otherwise to the detriment of the Company or its Subsidiary and no Employee or former Employee or consultant or former consultant of the Company or its Subsidiary is, or is currently expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property, or any confidentiality agreement or any other contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

         4.30. Sales Representatives and Other Sales Agents/Territory. Schedule
4.30 hereto sets forth a complete and correct list of the names of each sales representative or other sales agent currently engaged by the Company or its Subsidiary who is not an Employee (each a "Sales Agent"), and a summary description of the territory assigned to each such Sales Agent (noting whether such territory is exclusive or non-exclusive). Schedule 4.30 also sets forth a list of all agreements between the Company or its Subsidiary and any such Sales Agent, complete and correct copies of which agreements have been delivered to Parent and Merger Sub.

         4.31. List of Creditors. Except as set forth on Schedule 4.31, neither the Company nor the Subsidiary has any obligation to pay for goods purchased by, or services rendered to, the Company or the Subsidiary for any period prior to March 31, 2001, which Schedule 4.31 will be updated to cover periods prior to the Closing.

         4.32. Other Matters Regarding Subsidiary. Without limitation to any of the representations and warranties regarding the Company's Subsidiary contained in this Article 4, the Company hereby represents and warrants to Parent and Merger Sub as to the matters contained on Schedule 4.32 hereto with respect to its Subsidiary.

         4.33. Information Furnished. All information furnished or caused to be furnished to Parent or Merger Sub by the Company or its Subsidiary with respect to the Company or its Subsidiary and their respective businesses for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, including that information with respect to the Company and its Subsidiary in the Information Statement, is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading in light of the circumstances under which made.

                                   ARTICLE 5

                    COVENANTS RELATED TO CONDUCT OF BUSINESS
                    ----------------------------------------

         5.1. Inspection. From and after the date hereof and until the Closing, the Company will, upon reasonable notice and request from Parent or Merger Sub, at the sole expense of Parent: (a) give to each of Parent and Merger Sub and their officers, attorneys, accountants and representatives, including, but not limited to, environmental professionals, free, full and complete access to all books, records, Tax Returns, files, correspondence, personnel, facilities and properties of the Company and its Subsidiary; (b) provide each of Parent and Merger Sub and their officers, attorneys, accountants and representatives all information and material pertaining to the business and affairs of the Company and its Subsidiary as Parent and Merger Sub may deem reasonably necessary or appropriate; (c) without limiting the generality of the foregoing, cause the Company and its Subsidiary to permit Parent's and Merger Sub's accountants to examine the Company's and its Subsidiary's financial statements for any fiscal period; and (d) use its reasonable efforts to afford each of Parent and Merger Sub and its officers, attorneys, accountants and representatives the opportunity to meet with the customers, employees and vendors of the Company and its Subsidiary to discuss the business, condition (financial or otherwise), operations and prospects of the Company and its Subsidiary. All such review and disclosures will be subject to the confidentiality provisions of the Confidentiality Agreement.

         5.2. Financial Statements. From and after the date of this Agreement and continuing until the Closing, as soon as available, and in any event within thirty (30) days after the end of each calendar month, the Company shall furnish to Parent an unaudited balance sheet as of the last day of the month during such period and the related statements of income and cash flows of the Company and its Subsidiary for such month ("Interim Financial Statements"). Such Interim Financial Statements shall fairly present the financial position, results of operations and changes in financial position of the Company and its Subsidiary as of the indicated dates and for the indicated periods and shall be prepared in accordance with GAAP, except for the absence of notes and subject to normal, recurring, year-end adjustments, none of which such adjustments shall be material.

         5.3.  Interim Operations of the Company. Except as set forth on
Schedule 5.3:

               (a) From the date hereof to the Closing, the Company will, and will cause its Subsidiary to, conduct its business only in the ordinary course consistent with past practices, and the Company will not, and will not cause or permit its Subsidiary to, engage in any practice, take or fail to take any action or enter into any transaction which would otherwise cause any of the representations and warranties contained in Article 4 to become untrue, unless Parent and Merger Sub gives their prior written approval. In addition, except as set forth on Schedule 5.3, neither the Company nor its Subsidiary may do or cause to be done any of the following without the prior written approval of Parent and Merger Sub:

                   (i) amend or otherwise change its articles of incorporation or bylaws, or other constituting or governing documents, after the date hereof;

                   (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible security or other agreement or commitment of any character obligating the Company or its Subsidiary to issue securities, other than shares issued pursuant to the exercise of stock options outstanding as of the date of this Agreement;

                   (iii) declare, set aside, make or pay any dividend or other distribution with respect to its securities;

                   (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its securities;

                   (v) authorize any capital expenditures or sell, pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any assets of the Company or any Subsidiary except for sales of inventory in the ordinary course of business;

                   (vi) acquire (by merger, share exchange, consolidation, combination or acquisition of stock or assets) all or any part of another Person or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                   (vii) incur any indebtedness for borrowed money, issue any debt securities or enter into or modify any contract, agreement, lease, commitment or arrangement with respect thereto;

                   (viii) except for transactions contemplated to be performed under this Agreement, enter into any contract, agreement, lease or commitment which if entered into before the date of this Agreement would be a Material Contract, or amend or terminate any existing Material Contract, or any other contract, agreement, lease or commitment entered into after the date of this Agreement which if entered into before the date of this Agreement would be a Material Contract;

                   (ix) enter into, amend or terminate any employment or consulting agreement with any director, officer, consultant or Key Employee of the Company or its Subsidiary, or enter into, amend or terminate any employment agreement or arrangement with any other person other than in the ordinary course of business consistent with past practice, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company and its Subsidiary in effect on the date hereof and described in Schedule 4.19(a);

                   (x) enter into, extend or renew any lease for equipment, office space or other space or any other lease;

                   (xi) fail to pay any accounts payable of the Company or its Subsidiary in accordance with their terms;

                   (xii) accelerate the collection of, or sell or otherwise transfer, any Accounts Receivable;

                   (xiii) except as required by law, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Employee or any Officer of the Company or its Subsidiary, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity;

                   (xiv) pay (except for salary under existing employment arrangements, advances to salesmen in the ordinary course of business, and directors' fees under standard terms in effect prior to the date hereof), loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their officers or directors or any affiliate, associate or near relative of any of their officers or directors;

                   (xv) write down (or write up) the value of any inventory or write off as uncollectible any Accounts Receivable;

                   (xvi) cancel any debts or waive any claims or rights or cancel or terminate any Material Contract;

                   (xvii) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public Knowledge;

                   (xviii) change any of the banking or safe deposit arrangements described in Schedule 4.27 hereto;

                   (xix) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any Person;

                   (xx) make any change in financial or tax accounting methods, principles or practices or make or cause to be made any elections on Tax Returns of the Company or its Subsidiary, unless required by GAAP or applicable law;

                   (xxi) take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

                   (xxii) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practice;

                   (xxiii) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

                   (xxiv) adopt or amend in any material respect any collective bargaining agreement or Benefit Plan or Employee Arrangement other than as required by law;

                   (xxv) grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer, Key Employee or consultant of the Company or its Subsidiary;

                   (xxvi) grant any increase in compensation to any other employee of the Company or its Subsidiary, except in the ordinary course of business consistent with past practice;

                   (xxvii) make or revoke any Tax election that could reasonably be expected to have a Company Material Adverse Effect, or compromise any Tax liability;

                   (xxviii) sell, license, exchange, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of its assets, other than the sale of inventory in the ordinary course of business consistent with past practices; or

                   (xxix) agree, whether or not in writing, to do any of the foregoing.

               (b) From the date hereof to the Closing, the Company will, and, except to the extent provided for by any transaction contemplated to be performed under this Agreement, will cause its Subsidiary to, use its best efforts to:

                   (i) preserve intact the business organization of the Company and its Subsidiary;

                   (ii) to keep available the services of their present officers and employees;

                   (iii) to preserve intact their banking relationships and credit facilities;

                   (iv) to preserve intact their relationships with their customers and vendors and to preserve the goodwill of those having business relationships with them;

                   (v)      to comply with all applicable laws;

                   (vi) preserve its assets, properties and rights necessary or advisable to the conduct of its business;

                   (vii) pay when due all Taxes lawfully levied or assessed against it before any penalty or interest accrues on any unpaid portion thereof and to file all Tax Returns when due;

                   (viii) perform all of its obligations under all contracts, agreements or commitments to which it is a party or subject or by which it is bound; and

                   (ix) keep in full force and effect all of those insurance policies listed on Schedule 4.23 or, if any of those insurance policies expire or terminate, obtain, and maintain policies of insurance substantially similar to those expired or terminated policies (both in terms of coverage and amount of coverage).

                                   ARTICLE 6

                              ADDITIONAL AGREEMENTS
                              ---------------------

         6.1.  Fairness Hearing and Permit.

               (a) As promptly as practicable after the execution of this Agreement, at Parent's expense, Parent will prepare (i) the notice to be sent to shareholders of the Company pursuant to, and meeting the requirements of,
Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended (the "Hearing"),
(ii) the application for permit to be filed with the Commissioner in connection with the Hearing (the "Application"), and (iii) the information statement to be mailed to shareholders of the Company in connection with the transactions contemplated hereby (the "Information Statement"). Notwithstanding the foregoing, the Company will assist in preparing the Information Statement to be included in the materials to be submitted to the Commissioner and distributed to the Company's shareholders in connection with the Company Shareholder Meeting. As soon as permitted by the Commissioner, Parent will mail the Hearing Notice to all shareholders of the Company, at Parent's expense, entitled to receive such notice under California Law. Parent and the Company will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other governmental officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, its staff or any other governmental officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, the Company will promptly inform Parent of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, or mailing to the shareholders of the Company, such amendment or supplement, at Parent's expense. The Information Statement will include the recommendation of the Board of Directors of the Company in favor of this Agreement and the consummation of the Merger.

               (b) The Company and Parent will each review each of the Hearing Notice, the Application and the Information Statement (the "California Documents") and advise the other of any changes required so that each will not, at the time the Hearing notice is mailed to the shareholders of the Company, at the time the Application is filed with the Commissioner and at the time the Information Statement is mailed to the shareholders of the Company and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact pertaining to the Company or Parent, as the case may be, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein pertaining to the Company or Parent, as the case may be, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or information is discovered by the Company or Parent which should be set forth in an amendment to any of the California Documents, the that party will inform the other of such event or information.

         6.2. Company Shareholder Meeting. The Company will take all lawful action to (a) call a special meeting of its shareholders (the "Company Shareholder Meeting") within three (3) business days after the issuance of the permit by the Commissioner for the purpose of voting on the approval and adoption of this Agreement, including, without limitation, the grant of authority to the Company's Board of Directors to waive any one or more of the conditions to the obligations of the Company set forth in Article 7 and (b) solicit proxies from its shareholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. The Board of Directors of the Company will recommend approval and adoption of this Agreement and the Merger by the Company's shareholders and, regardless of whether the Board of Directors of the Company has withdrawn or modified its recommendation that its shareholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article 8, the Company will be required to hold the Company Shareholder Meeting.

         6.3. Compliance by the Company, Parent and Merger Sub. From the date hereof to the Closing, none of the Company, Parent or Merger Sub will take or fail to take any action, which action or failure to take such action would cause the representations and warranties made by such party herein to be untrue or incorrect as of the Closing.

         6.4. Satisfaction of All Conditions Precedent. From the date hereof to the Closing, the Company, Parent and Merger Sub will use such party's commercially reasonable efforts to cause all conditions precedent to the obligations of Parent and Merger Sub, in the case of the Company, and the Company, in the case of Parent and Merger Sub, hereunder to be satisfied by the Closing.

         6.5.  Acquisition Proposals.

               (a) The Company will not, nor will it authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative of the Company, its Subsidiary or any affiliate of the Company or its Subsidiary, to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will notify Parent of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof, and will provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto and any material changes to the terms and conditions of such Acquisition Proposal, and must promptly give Parent a copy, of any information delivered to such person which has not previously been reviewed by Parent. Parent shall treat all information regarding any Acquisition Proposal provided by the Company to Parent as "Confidential Information" within the meaning of, and in accordance with, that certain Confidentiality Agreement between the Company and Parent dated August 24, 2000 (the "Confidentiality Agreement"). Immediately after the execution and delivery of this Agreement, the Company will, and will use its reasonable best efforts to cause its affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other agent or representative retained by it, has had discussions prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal. The Company will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.5 of the obligations undertaken in this Section 6.5. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or its Subsidiary: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company or its Subsidiary in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               (b) The Board of Directors of the Company will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of approval of this Agreement or the Merger (or announce publicly its intention to do so) or directly or indirectly take any other action which is adverse to Parent or is likely to influence a Holder of the Company Common Stock to vote against the Merger at the Company Shareholder Meeting and will not approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

         6.6. Notice of Developments. From the date hereof to the Closing, the Company will notify Parent and Merger Sub of any changes or developments with respect to the business, operations or prospects of the Company or its Subsidiary which has had, or could result in, a Company Material Adverse Effect. Parent will provide the Company with a copy of all press releases issued after the execution of this Agreement and before the Effective Time and will promptly notify Company upon the filing of any documents with the SEC.

         6.7. Public Announcements. Each of Parent, Merger Sub and the Company will consult with one another and provide the other with the opportunity to review the complete proposed press release or statement before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including, the Merger, and will not issue any such press release or make any such public statement prior to such consultation and review, except as Parent, Merger Sub or Company may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market or the Nasdaq SmallCap Market, as determined by Parent, Merger Sub or the Company, as the case may be in consultation with the applicable party's legal counsel.

         6.8. Notice of Breach. From the date hereof to the Closing, each party hereto will, immediately upon becoming aware thereof, give detailed written notice to the other parties hereto of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

         6.9. Continuation of Insurance Coverage. From the date hereof to the Closing, the Company will, and, except to the extent provided for by any transaction contemplated to be performed under this Agreement, will cause its Subsidiary to, keep in full force and effect insurance coverage for the Company and its Subsidiary and their respective assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its Subsidiary and their respective assets and operations.

         6.10. Maintenance of Credit Terms. From the date hereof to the Closing, the Company will, and will cause its Subsidiary to, continue to effect sales of its products and services only on the terms that have historically been offered by the Company or its Subsidiary or on such other terms as market conditions may dictate consistent with commercially reasonable practices, except as contemplated by the Distribution Agreement.

         6.11. Updating Schedules. From the date hereof until the Closing Date, the Company will disclose to Parent and Merger Sub any variances from the representations and warranties contained in Article 4 promptly upon discovery thereof. The Company will promptly provide Parent and Merger Sub with any supplemental information regarding such disclosure that is reasonably requested. Notwithstanding the forgoing, no supplemental information provided in accordance with this Section will modify, amend or supplement the representations and warranties made in Article 4 or the schedules thereto unless Parent consents thereto in writing. Nothing contained in this Section constitutes a reduction to or impairment of the conditions contained in Section 7.2(e) that the Company's representations and warranties contained in this Agreement must be true and correct as of the Closing Date.

         6.12. Affiliate Letters. Schedule 6.12 attached hereto sets forth a list of all persons who are, and all persons who to the Company's Knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and shareholders of the Company. The Company will cause such list to be updated promptly through the Closing Date. As soon as practicable after the date hereof, but prior to the date of the Company Shareholder Meeting, the Company shall cause all "affiliates" identified on
Schedule 6.12 to deliver to Parent a written agreement substantially in the form attached as Exhibit C.

         6.13. Third Party Consents. The Company will use its best efforts to obtain at the earliest practicable date all consents of third parties (including, but not limited to, such Consents as are listed on Schedule 4.4(c)) necessary to the consummation of the transactions contemplated hereby (the "Company Consents") and will provide to Parent and Merger Sub copies of each such Company Consent promptly after it is obtained. Parent and Merger Sub agree to cooperate reasonably with the Company in connection with the obtaining of the Company Consents; provided, however, that Parent and Merger Sub will not be required, directly or indirectly, to pay any additional sums to secure such Company Consents.

         6.14. Commercially Reasonable Efforts and Certain Filings. Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement including, without limitation, obtaining duly executed counterparts of the Consulting Agreement and Noncompetition Agreement from each of the individuals identified on Schedule 7.2(m) and Schedule 7.2(n), respectively. None of the Company, Parent or Merger Sub will take, agree to take or permit to be taken any action or do or permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

         6.15. Confidentiality. The Company and Parent will continue to observe and comply with all of their respective obligations under the Confidentiality Agreement, except that upon the Closing, Parent's obligations under the Confidentiality Agreement will thereby terminate.

         6.16. Antitakeover Statutes. If any takeover statute becomes applicable to the Merger, each of Parent and the Company will take such actions as are commercially reasonable so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.

         6.17. Determination of Working Capital. Parent and the Company will conduct a review of all current assets and current liabilities included within the Company's Working Capital by the close of business the day before the Closing Date. Such review may be observed by representatives of Parent and the Company and their accountants. "Working Capital" means the aggregate dollar value, all as determined in accordance with GAAP, of (a) the Company's consolidated total current assets, less (b) the Company's total consolidated current liabilities (which current liabilities do not include the severance amounts disclosed in part 4.7(b) of Schedule 4.7).

         6.18. Filing of Reports Under the Exchange Act. From and after the Effective Time, Parent will comply with public information reporting requirements of the SEC as a condition to the availability of an exemption from the Securities Act under Rule 144 for the sale of the Parent common stock into which the Parent Preferred Stock is convertible by the shareholders of the Company entitled to receive Parent Preferred Stock in the Merger.

         6.19. Distribution Agreement. Parent and the Company will continue to negotiate in good faith the terms of a distribution agreement (the "Distribution Agreement") whereby Parent will become a distributor of certain of the Company's products.

         6.20. Tax-Free Reorganization. None of the Company, Parent or Merger Sub shall knowingly take any action, or knowingly fail to take any action, if such action or failure to take action would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         6.21. Subsidiary Income Tax Returns. As promptly as practicable after the date of this Agreement, the Company will deliver to Parent complete copies of (i) all filed income Tax Returns of the Subsidiary relating to taxable periods since June 30, 1996 and (ii) all audit reports issued within the past three years relating to Taxes from or with respect to the Subsidiary or its income, assets or operations.

                                   ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER
                    ----------------------------------------

         7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by board of directors of the party being benefited thereby, to the extent permitted by applicable law:

               (a) The Agreement must have been approved and adopted by the Company Requisite Vote.

               (b) The Company, Parent and Merger Sub must have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary under applicable federal, state, local, and foreign laws for consummation of or in connection with the transactions contemplated hereby.

               (c) There may not be in effect any law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

               (d) The Commissioner must have issued a permit for the issuance of the Parent Preferred Stock as contemplated in Section 6.1(a).

               (e) All applications, notices, filings, and registrations required to be made with, and all waivers, approvals, authorizations, permits and exemptions required to be obtained from any Governmental Entity, in each of the foregoing cases, that are required for the issuance of the Merger Consideration to the shareholders of the Company pursuant to the Merger under all applicable state, federal and foreign securities laws shall have been made or obtained.

         7.2. Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by the board of directors of Parent and Merger Sub, as the case may be, to the extent permitted by applicable law:

               (a) The representations and warranties of the Company contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date and Parent and Merger Sub must have received a certificate, dated as of the Closing Date, signed by a duly elected officer of the Company to the foregoing effect.

               (b) Parent and Merger Sub must have received a certificate, dated as of the Closing Date, from a duly elected officer of the Company certifying that immediately prior to, and upon consummation of, the Closing, the Company's Working Capital is at least One Million One Hundred Thousand Dollars ($1,100,000.00).

               (c) The Company must have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Parent and Merger Sub must have received a certificate, dated as of the Closing Date, signed by a duly elected officer of the Company to the foregoing effect.

               (d) Prior to the Closing, there may not have occurred any Company Material Adverse Effect or any material casualty or damage (whether or not insured) to any facility, property or equipment owned or used by the Company or its Subsidiary and the businesses of the Company and its Subsidiary must have been conducted only in the ordinary course consistent with past practices.

               (e) At least eighty-five percent (85%) of the Company Common Stock outstanding at the time of the vote for the Company Requisite Vote voted in favor of the transactions contemplated by this Agreement.

               (f) The Company must deliver to Parent copies of the minute books and stock transfer records of the Company.

               (g) The Company must have validly obtained all of the outstanding capital stock of its Subsidiary so that its Subsidiary becomes a wholly-owned subsidiary of the Company.

               (h) The Company's Subsidiary must have filed with the Companies Registry in London statutory accounts for the years ended June 30, 2000 in accordance with all applicable legal requirements and without liability on the part of the Company, Parent, Merger Sub or any of their respective directors and officers after the Closing.

               (i) All consents and approvals of any Governmental Entity (other than the filing and recordation of the Agreement of Merger and such other documents as may be required under California law) or third party required in connection with the execution, delivery and performance of this Agreement (including, without limitation, the consents listed on Schedule 4.4(c)) must have been obtained.

               (j) The Company must have delivered to Parent and Merger Sub a certificate issued by the Secretary of State or other appropriate officials of the Company's and its Subsidiary's jurisdiction of incorporation or organization and of all states in which the Company is qualified as a foreign entity as to the good standing of the Company and its Subsidiary in such jurisdictions and states as of a date no earlier than 5 days before the Closing Date.

               (k) Prior to the Company Shareholder Meeting, Parent must have received from each of the Company's "affiliates" identified on Schedule 6.12 a written agreement substantially in the form attached as Exhibit C.

               (l) The Company and its Subsidiary must have obtained duly executed assignments of interest sufficient in Parent's judgment to transfer to and vest in the Company or its Subsidiary, as the case may be, an undivided ownership interest in and to the SONAS Technology.

               (m) Parent must have received from Anthony Bulich his duly executed counterpart of an Employment Agreement in substantially the form as attached hereto as Exhibit D (the "Employment Agreement").

               (n) Parent must have received from Anthony Bulich his duly executed counterpart of a Noncompetition Agreement in substantially the form as attached hereto as Exhibit E (the "Noncompetition Agreement").

               (o) The Company must have delivered to Parent and Merger Sub a certificate from the Secretary or Assistant Secretary of the Company and of its Subsidiary, dated the Closing Date, certifying that: (i) a true and complete copy of the Company's and its Subsidiary's, as applicable, articles of incorporation and charter documents as in effect on the Closing Date is attached thereto; (ii) a true and complete copy of the bylaws or other similar document of the Company and its Subsidiary, as applicable, as in effect on the Closing Date is attached thereto; (iii) a true and complete copy of the resolutions of the Company's Board of Directors adopted in accordance with the California Law approving the transactions contemplated by this Agreement, including the Merger, is attached thereto; (iv) the number and percentage of the shares of Company Common Stock held by shareholders of the Company entitled to vote with respect to the Merger that have voted in favor of the transactions contemplated by this Agreement, including the Merger, and that a true and complete copy of the resolutions adopted by the shareholders in accordance with the California Law approving the transactions contemplated by this Agreement, including Merger, is attached thereto; and (v) the Company's incumbent officers and their respective specimen signatures are set forth thereon.

         7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by the board of directors of Company to the extent permitted by applicable law:

               (a) The representations and warranties of Parent and Merger Sub contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date and the Company must have received a certificate, dated as of the Closing Date, signed by a duly elected officer of Parent to that effect;

               (b) Parent and Merger Sub must have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including Section 3.4(b), and the Company must have received a certificate, dated as of the Closing Date, signed by a duly elected officer of Parent to the foregoing effect.

               (c) Except to the extent that Parent has waived the condition set forth in Section 7.2(m), Parent must have delivered to Anthony Bulich a duly executed counterpart of the Employment Agreement.

               (d) Except to the extent that Parent has waived the condition set forth in Section 7.2(n) with respect to any particular individual, Parent must have delivered to Anthony Bulich a duly executed counter part of the Noncompetition Agreement.

               (e) Parent must have delivered to the Company a certificate issued by the Secretary of State of the State of Delaware and of the State of California as to the good standing of Parent and Merger Sub, respectively, as of a date no earlier than 5 days before the Closing Date.

               (f) Each of Parent and Merger Sub must have delivered to Company a certificate from the Secretary or Assistant Secretary of Parent and Merger Sub, dated the Closing Date, certifying that: (i) a true and complete copy of Parent's and Merger Sub's, as applicable, certificate or articles of incorporation as in effect on the Closing Date is attached thereto; (ii) a true and complete copy of the bylaws of Parent and Merger Sub, as applicable, as in effect on the Closing Date is attached thereto; (iii) a true and complete copy of the resolutions of Parent's and Merger Sub's, as applicable, Board of Directors adopted in accordance with the Delaware General Corporation Law and the California Law, respectively, approving the transactions contemplated by this Agreement, including the Merger, is attached thereto; (iv) a true and complete copy of the resolutions adopted by Parent, as the sole stockholder of Merger Sub in accordance with the California Law approving the transactions contemplated by this Agreement, including Merger, is attached thereto; and (v) Parent's and Merger Sub's incumbent officers and their respective specimen signatures are set forth thereon.

                                   ARTICLE 8

                                   TERMINATION

         8.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company upon the occurrence of a Termination Event, except that the right to terminate this Agreement pursuant to this Section 8.2 will not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of the Merger to be consummated. For the purposes of this Agreement, a "Termination Event" is deemed to occur if:

               (a) the Merger is not consummated by September 30, 2001 whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (the "Termination Date"); provided, however, that if any condition of Closing set forth in Section 7.1 that remains reasonably capable of satisfaction has not been fulfilled or waived prior to September 30, 2001, the Termination Date will be automatically extended to October 31, 2001; provided further that if any such condition has not been fulfilled or waived prior to the Termination Date, as so extended, the Company and Parent will negotiate in good faith for a period of ten (10) days for an additional extension of the Termination Date, taking into consideration all relevant factors, but shall be under no obligation to agree upon such an extension;

               (b) the Company Requisite Vote is not obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof; or

               (c) any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote).

         8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, by action of the Board of Directors of the Company if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in
Section 7.3(a) to be incapable of being satisfied as of the Termination Date.

         8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote, if:

               (a) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in either Section 7.1 or Section 7.2 to be incapable of being satisfied as of the Termination Date;

               (b) the Board of Directors of the Company withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do the foregoing, or directly or indirectly takes any other action which is adverse to Parent or is likely to influence a Holder of the Company Common Stock to vote against the Merger at the Company Shareholder Meeting;

               (c) the Company fails to call the Company Shareholder Meeting within three days after the issuance of the permit by the Commissioner.

         8.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 8, this Agreement (other than this Section 8.5, Section 6.5 as it relates to the parties confidentiality obligations, and Article 10) will become void and of no effect, with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination will relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

         8.6. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment may be made which changes the amount or form of the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         8.7. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub are together deemed one party and the Company is deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 9

             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS; HOLDBACK PROVISIONS
                         -------------------------------

         9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Company, Parent and Merger Sub herein, and all certifications made in any document delivered at the Closing will survive the Merger and continue until the date 18 months after the Closing Date (the "Survival Expiration Date"). Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company, and notwithstanding the results of such investigation or any Knowledge obtained thereby, each party has the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article 7 of this Agreement. The covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time will survive the Effective Time until such covenants and agreements are performed in accordance with their respective terms. The inclusion of any entry on the disclosure schedules attached hereto will not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

         9.2.  Holdback Amount.

               (a) Establishment of the Holdback Amount. "Holdback Shares" means shares of Parent Preferred Stock authorized by Parent to be delivered to the Company shareholders as Merger Consideration, but which will be held by Parent upon the terms set forth in this Section 9.2. The number of Holdback Shares will be determined by multiplying five percent (5.00%) by the 700,000 shares of Parent Preferred Stock (which amount equals 35,000 shares of Parent Preferred Stock). The number of Holdback Shares will be subject to adjustment for stock splits, stock dividends or similar recapitalizations affecting the Holdback Shares effected by Parent following the Effective Time. The "Holdback Amount" means the Holdback Shares and all dividends and distributions (whether in cash, property, securities or any combination thereof) paid or payable in respect of the Holdback Shares (collectively, the "Dividends and Distributions") and all securities, cash or other property into which or for which the Holdback Shares may be converted, exchanged or exercised (collectively, the "Additional Securities and Property").

               (b) Recourse to the Holdback Shares. The Holdback Amount will be held to compensate Parent and the Surviving Corporation, and their respective officers, directors, employees, agents and affiliates, for any Parent Losses (whether or not involving a Third Party Claim), incurred or sustained by Parent or the Surviving Corporation, their respective officers, directors, employees, agents or affiliates as a result of (i) any breach of any representation, warranty, covenant or agreement of the Company contained herein or of any certification contained in any document executed and delivered by the Company at the Closing which survived the Effective Time in accordance with this Agreement or (ii) any of those matters described on Schedule 9.2(b) (which matters are referred to herein as the "Indemnifiable Claims"); provided, however, that Parent and the Surviving Corporation may not make any claims against the Holdback Amount for breaches of the Company's representations and warranties unless the aggregate Parent Losses incurred or sustained as a result of any such breach(es) and on account of the Indemnfiable Claims exceed $40,000 (the "Parent Minimum Loss") (at which time claims may be made for all Parent Losses in excess of Parent Minimum Loss as a result of such breaches). The foregoing Parent Minimum Loss threshold and limitations shall not apply for claims against the Holdback Amount on account of any of the Indemnifiable Claims. No shareholder of the Company will have any liability under this Agreement in excess of the shareholder's pro rata share of the Holdback Amount. Parent's and the Surviving Corporation's rights under this Article 9 shall be Parent's and the Surviving Corporation's sole and exclusive remedy to recover Parent Losses after the Effective Time.

               (c) Holdback Period; Issuance of Holdback Amount. Subject to the following requirements, Parent will disburse the portion of the Holdback Amount not used to compensate any amounts that may be required to be paid by the Surviving Corporation on account of any Parent Losses on or before the termination of the Holdback Period on the business day immediately following the date on which the Holdback Period expires. "Holdback Period" means the period beginning on the Closing Date and ending on Survival Expiration Date; provided, however, that the Holdback Period will not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the rights of the Shareholder Agent to object and the subsequent resolution of the matter in the manner as provided in Section 9.2(g) hereof, to satisfy any unsatisfied written claims under this Section 9.2 concerning facts and circumstances existing prior to the termination of such Holdback Period and evidence of which amount is presented in writing to the Company before the date thirty (30) days after the termination of such Holdback Period. As soon as practicable after all such claims, if any, have been resolved, Parent will use commercially reasonable efforts to deliver to the shareholders entitled thereto the remaining portion of the Holdback Amount not required to satisfy such claims. Deliveries of shares from the Holdback Amount to the shareholders pursuant to this Section 9.2(c) will be made based upon that shareholder's pro rata share of the Holdback Shares as described in Section 2.4.

               (d) Voting Rights and Dividends and Distributions. Each shareholder will have voting rights with respect to his pro rata share of the Holdback Shares (and on any voting securities comprising a part of the Additional Securities and Property) and, subject to the holdback thereof as part of the Holdback Amount, shall have the right to receive all Dividends and Distributions and all Additional Property and Securities.

               (e) Claims Upon Holdback Amount.

                   (i) At any time during the Holdback Period, Parent may deliver to the Shareholder Agent a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued Parent Losses and (B) specifying in reasonable detail the nature of the Parent Losses included in the amount so stated, the date each such item or cost incurred was paid or properly accrued and, if applicable, the nature of the breach of representation, warranty, agreement or covenant to which such Parent Loss is related and that Parent will, subject to the provisions of Section 9.2(f) hereof, either cancel such number of Holdback Shares and retain such portion of the Dividends and Distributions and any Additional Securities and Property, or some combination thereof, as is sufficient to compensate Parent for such Parent Losses that exceed the Parent Minimum Loss.

                   (ii) For purposes of this Agreement, "Parent Losses" means all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs imposed on the Surviving Corporation or Parent, their respective officers, directors, employees, agents or affiliates as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein with this Agreement or as a result of any of the Indemnfiable Claims, but shall not include Surviving Corporation's or Parent's own consequential or special damages.

                   (iii) For the purposes of determining the number of Holdback Shares to be canceled by Parent pursuant to Section 9.2(e)(i), the Holdback Shares shall be valued at a per share price of $6.00, as adjusted for stock splits, stock dividends, combinations or other recapitalizations affecting such shares. The shareholders will be deemed to contribute Holdback Shares to the satisfaction of a claim on account of Parent Losses based upon such Shareholder's pro rata share of the Holdback Shares.

               (f) Objections to Claims. For fifteen days after the delivery of any Officer's Certificate to the Shareholder Agent, Parent will make no disposition of any of the Holdback Amount pursuant to Section 9.2(e) hereof unless Parent has received written authorization from the Shareholder Agent to make such disposition in the manner contemplated by the Officer's Certificate. If the Shareholder Agent objects to Parent's claim by delivering a written notice of objection to Parent within such fifteen day period, then the dispute will be resolved in the manner set forth in Section 9.2(g). If no written objection is delivered to Parent within the fifteen day period, then Parent will have the right to dispose of the Holdback Amount to the extent and in the manner contemplated by the Officer's Certificate.

               (g) Resolution of Conflicts. In case the Shareholder Agent timely objects in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Parent so agree, then Parent will take such actions as have been agreed upon. If no such agreement can be reached within thirty days after Parent's receipt of the Shareholder Agent's timely written notice of objection in accordance with Section 9.2(f) after good faith negotiation, then either Parent or the Shareholder Agent may seek binding arbitration to resolve the dispute.

               (h) No Contribution. No Holder entitled to receive Parent Preferred Stock in the Merger shall be entitled to make any claim for indemnity or contribution or any other similar claim against Parent or Surviving Corporation or any of their respective officers, directors, employees, agents or affiliates with respect to any Parent Losses for which Parent, Surviving Corporation or any of their respective officers, directors, employees, agents or affiliates are entitled to compensation from the Holdback Amount. To the extent that any of such Holders may now or in the future have the right to assert any such claim against Parent, Surviving Corporation or any of their respective officers, directors, employees, agents or affiliates, each Holder, by virtue of the consummation of the Merger and effective at the Effective Time, hereby irrevocably waives any such right and hereby releases and forever discharges Parent, Surviving Corporation and each of their respective officers, directors, employees, agents and affiliates from any such claim.

         9.3.  Shareholder Agent of the Shareholders; Power of Attorney.

               (a) Shareholder Agent. In the event that the Merger is approved by the Requisite Vote, effective upon such vote, and without further act of any shareholder entitled to receive Parent Preferred Stock in the Merger, Anthony Bulich or, if he is not available due to disability or death, Robert Teeter, will be appointed as agents and attorneys-in-fact (the "Shareholder Agent"), to take actions as Shareholder Agent without the joinder of the other, for each shareholder of the Company (except such shareholders, if any, as will have perfected their dissenters' rights under California Law), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize disposition to Parent of all or any portion of the Holdback Amount in satisfaction of claims by Parent, to object to such disposition, to agree to, negotiate, enter into settlements and compromises of, and commence litigation or agree to arbitration and comply with orders and awards of courts and arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty days prior written notice to Parent; provided, however, that the Shareholder Agent may not be removed unless holders of a two-thirds interest in Parent Preferred Stock comprising a part of the Holdback Amount agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of Parent Preferred Shares comprising a part of the Holdback Amount. No bond will be required of the Shareholder Agent, and the Shareholder Agent will not receive compensation for his services. Notices or communications to or from the Shareholder Agent will constitute notice to or from each of the shareholders of the Company.

               (b) Exculpation. The Shareholder Agent will not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

               (c) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent will constitute a decision for all of the shareholders for whom a portion of Parent Preferred Stock otherwise issuable to them are held as Holdback Shares, and will be final, binding and conclusive upon each of such shareholders, and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of every such shareholder of the Company. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

         9.4. Third-Party Claims. In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a "Third Party Claim") which Parent reasonably expects may result in a demand against the Holdback Amount, Parent will provide the Shareholder Agent with reasonably prompt written notice thereof. The Shareholder Agent, as representative for the shareholders of the Company, will have the right to participate in the defense of any Third Party Claim at the expense of the Company shareholders receiving Parent Common Stock in the Merger and by counsel selected by the Shareholder Agent (which counsel must be reasonably satisfactory to Parent).

         9.5. Parent Indemnification Obligation. From and after the Effective Time, if any shareholder or group of shareholders of the Company who received Parent Preferred Stock under this Agreement suffers any losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs (collectively, "Shareholder Losses"), as a result of any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained herein which survives the Effective Time in accordance with this Agreement, then Parent and the Surviving Corporation will indemnify and hold harmless any such shareholder from any such Shareholder Losses in excess of the Shareholder Minimum Losses; provided, however, that Parent and the Surviving Corporation will have no obligation to any shareholder or group of shareholders of the Company who received Parent Preferred Stock under this Section 9.5 unless the aggregate Shareholder Losses incurred or sustained by all holders of Company Common Stock who received Parent Preferred Stock in accordance with Section 2.1(b) exceed $40,000 (the "Shareholder Minimum Losses"), at which time Parent and the Surviving Corporation will be obligated to pay, indemnify and hold harmless the injured shareholders for all Shareholder Losses in excess of the Shareholder Minimum Losses as a result of such breaches. Parent and the Surviving Corporation conjunctively will not have any liability under this Agreement to any individual shareholder of the Company in excess of the value of the Parent Preferred Stock delivered to that shareholder under this Agreement. For the purposes of determining the value of the Parent Preferred Stock delivered to any Shareholder under this Agreement, the Parent Preferred Stock shall be valued at a per share price of $6.00, as adjusted for stock splits, stock dividends, combinations or other recapitalizations affecting such shares.

                                   ARTICLE 10

                                  MISCELLANEOUS
                                  -------------

        10.1. Collateral Agreements. This Agreement (together with the attached Schedules and Exhibits delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof.

        10.2. Successors and Assigns. Neither the rights nor obligations of the Company, Parent or Merger Sub under this Agreement may be assigned without the written consent of the other parties hereto. Any assignment in violation of the foregoing will be null and void. Subject to the preceding sentences of this
Section 10.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) will be binding upon and inure solely to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        10.3. Expenses. The Company will be solely responsible for the legal, accounting and other fees and expenses incurred by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, and Parent and Merger Sub will be solely responsible for the legal, accounting and other fees and expenses incurred by Parent and Merger Sub in connection with execution of this Agreement and the consummation of the transactions contemplated hereby.

        10.4. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of all of the remaining provisions of this Agreement shall not be affected thereby and the provision which is held to be illegal, invalid or unenforceable shall be deemed amended so as to make it legal, valid and enforceable to the maximum extent compatible with the applicable law.

        10.5. Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) will be given in writing and will be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (c) if sent by facsimile transmission, when confirmation of delivery is received by the sending party:

        Parent:             Strategic Diagnostics Inc.
                            111 Pencader Drive
                            Newark, DE 19702
                            FAX: (302) 456-6793
                            Attention: President and Chief Executive Officer

        With a copy to:     Pepper Hamilton LLP
                            1235 Westlakes Drive, Suite 400
                            Berwyn, Pennsylvania  19312
                            FAX: (610) 640-7835
                            Attention: Michael P. Gallagher, Esq.

        The Company:        Azur Environmental
                            2232 Rutherford Road
                            Carlsbad, CA 92008
                            FAX:
                            Attention: Chief Executive Officer

         With a copy to:     Pillsbury Winthrop LLP
                             650 Town Center Drive
                             Seventh Floor
                             Costa Mesa, California 92626
                             FAX: (714) 436-2800
                             Attention: Ruth Mijuskovic, Esq.

        Each party may change its address for purposes of this Section 10.5 by proper notice to the other parties.

        10.6. Further Assurances. Each party to this Agreement agrees (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to the other parties such other documents and (c) to do such other acts and things as the other parties reasonably request for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

        10.7. Specific Performance. The parties recognize that if either party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate such party for its injury. Such party will therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by a party to enforce this Agreement, the other party hereby waives the defense that there is an adequate remedy at law. In the event of litigation pertaining to any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or the breach of any provision thereof, the prevailing party will be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs.

        10.8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

        10.9. Remedies Not Exclusive. Except to the extent expressly provided otherwise herein, the rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law or equity.

        10.10. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        10.11. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        10.12. Certain Interpretive Matters and Definitions.

               (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, and (v) the term "affiliate" has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

               (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

               (c) The Exhibits and Schedules attached hereto are incorporated herein by reference as though fully set forth herein.

        10.13. Dispute Resolution; Arbitration. In the case of a dispute or claim arising out of this Agreement (either, a "Dispute"), the parties to such Dispute shall, except as provided in Section (e), use the procedures set forth in this Section 10.13 in lieu of pursuing other available remedies and as their sole remedy, to resolve the Dispute.

               (a) Submission to Arbitration. Except as provided in 10.13(e), any Dispute shall be settled by binding arbitration before three arbitrators, at least two of whom must be attorneys, in accordance with the Rules of the American Arbitration Association (the "AAA") then in effect and as modified by this 10.13 or by further agreement of the parties. Any such arbitration will be conducted in New Castle County, Delaware. The arbitrators selected shall be persons knowledgeable in the specific areas which may be relevant to the claim. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

               (b) Authority of Arbitrators. The arbitrators shall have no authority to award punitive damages nor any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to applicable law and to the terms and conditions of this Agreement.

               (c) Confidentiality. Neither the parties to the Dispute nor the arbitrators may disclose to any Person the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of all parties to the arbitration. Moreover, the arbitrators to a Dispute shall not disclose to any third party the terms of this Agreement or any of the documents and agreements executed or to be executed in connection with this Agreement.

               (d) Cost of Arbitration. Each party shall bear its own costs of arbitration unless the arbitrators expressly assign costs as a part of the arbitration decision and except that the prevailing party in such Dispute will be entitled to recover its attorneys fees and costs in connection with the Dispute. Except as provided in 10.13(e), if any party refuses to submit to arbitration any Dispute required to be submitted to arbitration pursuant to this 10.13, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such enforcement proceeding.

               (e) Equitable Relief. Nothing contained in this 10.13 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court of competent jurisdiction and to litigate all issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching or continuing to breach this Agreement or (ii) for specific enforcement of this 10.13. The parties agree that any legal remedy available to a party with respect to a breach of this 10.13 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this 10.13.

        10.14. Disclosure of Terms. No party to this Agreement shall disclose (whether by means of a public statement, press release or otherwise) any of the terms of this Agreement or any of the documents and agreements executed or to be executed in connection with this Agreement except (a) to the extent necessary to perform its obligations or enforce its rights under this Agreement, (b) as counsel to Parent believes is necessary to comply with Parent's obligations, or as counsel to the Company believes is necessary to comply with the Company's obligations, under applicable federal, state, and foreign securities laws, and
(c) as mutually agreed by Parent and Company, such agreement not to be unreasonably withheld, delayed or conditioned.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth above.



                                      PARENT:

                                      STRATEGIC DIAGNOSTICS INC.


                                      /S/
                                      -------------------------------------
                                      Richard C. Birkmeyer
                                      President and Chief Executive Officer


                                      MERGER SUB:

                                      AZUR ACQUISITION CORP.


                                      /S/
                                      -------------------------------------
                                      Richard C. Birkmeyer
                                      President


                                      COMPANY:

                                      AZUR ENVIRONMENTAL


                                      /S/
                                      -------------------------------------
                                      Anthony Bulich
                                      Chief Executive Officer













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